Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MIDATECH PHARMA PLC,

MERLIN ACQUISITION SUB, INC.,

DUKE ACQUISITION SUB, INC.,

DARA BIOSCIENCES, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDER REPRESENTATIVE

Dated as of June 3, 2015

i

ARTICLE 1. DEFINITIONS		2

1.1	Defined Terms	2
1.2	Interpretation Provisions	15
1.3	Mutual Drafting	16
1.4	Schedules and Exhibits	16

ARTICLE 2. THE MERGER		16

2.1	The Merger	16
2.2	Effective Time	17
2.3	Effect of the Merger	17
2.4	Certificate of Incorporation; Bylaws	17
2.5	Directors and Officers	17
2.6	Conversion of Securities	18
2.7	Treatment of Equity Awards	20
2.8	Company Warrants; Oncogenerix Contingent Merger Consideration Shares	21
2.9	Dissenting Shares	22
2.10	Exchange of Certificates	22
2.11	Further Action	26
2.12	Withholding	26
2.13	Alternative Structure	26

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27

3.1	Organization, Power, Standing and Qualification	27
3.2	Subsidiaries	27
3.3	Capitalization of the Company	27
3.4	Authority; Execution and Delivery; Enforceability	29
3.5	Consents and Approvals	30
3.6	Reports, Financial Statements; SEC Filings; Books and Records; Controls	31
3.7	Absence of Certain Changes	33
3.8	Properties and Assets	33
3.9	Intellectual Property Rights	34
3.10	Certain Contracts	37
3.11	Compliance with Law; Regulatory Matters; Permits; Subsidies	39
3.12	Litigation	42
3.13	Employee Plans	43
3.14	Labor and Employment Matters	46
3.15	Insurance	47
3.16	Taxes	47
3.17	Environmental Matters	50
3.18	Transactions with Affiliates	51
3.19	Foreign Corrupt Practices Act	51
3.20	Brokers and Other Advisors	52

3.21	Opinions of Financial Advisors	52
3.22	Company Stockholder Approval	52
3.23	Reserved	52
3.24	OFAC	52
3.25	Takeover Laws	52
3.26	Product Liability	53
3.27	Inventory	53
3.28	Customers and Vendors	53
3.29	Full Disclosure	54
3.30	No Other Representations	54

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECONDARY MERGER SUB		54

4.1	Organization, Power, Standing and Qualification	54
4.2	Capitalization of Parent	55
4.3	Authority; Execution and Delivery; Enforceability	55
4.4	Consents and Approvals	57
4.5	IPO Admission Document	57
4.6	Parent Accounts	57
4.7	Reports and Filings	58
4.8	Absence of Certain Changes	58
4.9	Compliance with Laws	58
4.10	Litigation	60
4.11	Interim Operation of Merger Sub	60
4.13	Ownership of Securities	60
4.14	Parent Depositary Shares; Sufficiency of Funds	60
4.15	Full Disclosure	61
4.16	Brokers and Other Advisors..	61
4.17	No Other Representations	61

ARTICLE 5. COVENANTS RELATING TO THE CONDUCT OF THE BUSINESS		61

5.1	Conduct of Business by the Company	61
5.2	Conduct of Business by Parent	65

ARTICLE 6. ADDITIONAL AGREEMENTS		67

6.1	Preparation of Registration Statement and Proxy Statement/Prospectus; Board Recommendation; CVR Agreement	67
6.2	Company Stockholder Meeting; Company Board Recommendation	68
6.3	Access to Information; Confidentiality	71
6.4	Notification of Certain Matters	72
6.5	Legal Conditions to Merger; Third Party Consents; Regulatory Filings	73
6.6	Takeover Law	73
6.7	Publicity	74
6.8	Employee Matters	74
6.9	Indemnification and Insurance of Directors and Officers	75

6.10	No Solicitation	76
6.11	Subsequent Financial Statements	79
6.12	Additional Agreements	79
6.13	Stockholder Litigation	79
6.14	Listing Application	79
6.15	Delisting	79
6.16	Expenses	80
6.17	Rule 16b-3 Approval	80
6.18	Merger Sub and Surviving Corporation	80
6.19	No Control	80
6.20	Further Assurances	80
6.21	Treatment as a Reorganization	80
6.22	KRN 5500	81
6.23	Secondary Merger	81
6.24	Employee Bonus Pool	81
6.25	Attorney Client Privilege	82

ARTICLE 7. CONDITIONS PRECEDENT		83

7.1	Conditions to Each Party’s Obligation to Effect the Merger	83
7.2	Conditions to Obligations of Parent and Merger Sub	83
7.3	Conditions to Obligations of the Company	85
7.4	Frustration of Closing	86

ARTICLE 8. TERMINATION		86

8.1	Termination	86
8.2	Notice of Termination; Effect of Termination	88
8.3	Effect of Termination	88
9.1	Expenses	88
9.2	Break Fee	88
9.3	Payments	89
10.1	Survival of Representations and Warranties and Covenants and Agreements	89
10.2	Indemnification	90
10.3	Matters Involving Third Parties	90
10.4	Direct Claims	92
10.5	Adverse Consequences	92
10.6	No Other Indemnification Provisions	92
10.7	Limitation on Indemnification; Mitigation	93
10.8	Offset	93
10.9	Reserved.	93
10.10	Materiality	93

ARTICLE 11. MISCELLANEOUS		93

11.1	Stockholder Representative	93
11.2	Notices	96
11.3	Counterparts; Facsimile and Electronic Signatures	98

11.4	Schedules	98
11.5	Entire Agreement; Third Party Beneficiaries	98
11.6	Amendment	98
11.7	Severability	99
11.8	Remedies; Specific Performance	99
11.9	Assignment	99
11.10	Applicable Law	99
11.11	Service of Process; Consent to Jurisdiction	100
11.12	WAIVER OF JURY TRIAL	100

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Secondary Merger Certificate of Merger
Exhibit C	Form of Voting Agreement
Exhibit D	Surviving Corporation Charter
Exhibit E	Surviving Corporation Bylaws
Exhibit F	Surviving Company Charter
Exhibit G	Surviving Company Bylaws
Exhibit H	Form of CVR Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 3, 2015, by and among Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (“Parent”), Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Secondary Merger Sub”), DARA BioSciences, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Stockholders (as defined below) of the Company (the “Stockholder Representative”). Parent, Merger Sub, Secondary Merger Sub, the Company and the Stockholder Representative are referred to herein collectively as the “Parties.”

WITNESSETH:

WHEREAS, the parties have each determined that it is advisable and in the best interests of their respective stockholders for Parent, Merger Sub, Secondary Merger Sub and the Company to enter into a business combination transaction upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, in furtherance of such combination, the Boards of Directors of the parties have each approved the Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and the filing of a certificate of merger with the Delaware Secretary of State in the form attached hereto as Exhibit A (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL;

WHEREAS, the parties intend that the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Secondary Merger Sub (the “Secondary Merger”), upon the terms and subject to the conditions set forth herein, and the filing of a certificate of merger with the Delaware Secretary of Statement in the form attached hereto as Exhibit B (the “Secondary Merger Certificate of Merger”), in accordance with the applicable provisions of the DGCL;

WHEREAS, the parties intend that the Merger be mutually interdependent with a condition precedent to the Secondary Merger and that the Secondary Merger shall, through the binding commitment evidenced by Section 6.23 be effected immediately following the Effective Time (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger and Secondary Merger, considered together as a single, integrated transaction for United States federal income Tax purposes along with the other transaction effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder (the “Code”) and (ii) this Agreement constitutes, and is adopted as, a single “plan of reorganization” for purposes of Section 354, Section 361 and Section 368 of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent is entering into a voting agreement, the form of which is attached hereto as Exhibit C (the “Voting Agreements”) with each member of the Board of Directors of the Company and each executive officer of the Company pursuant to which, among other things, such parties have agreed, each solely in his or her capacity as a stockholder of the Company, subject to the terms and conditions therein, to vote with respect to all shares of Common Stock owned by such party in favor of adoption of this Agreement and the transactions contemplated hereby.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1          Defined Terms.  As used herein, the terms below shall have the following meanings.

“$” means United States dollars.

“£”means British pound, sterling and “p” shall be a reference to British pence.

“401(a) Plan” has the meaning set forth in Section 6.8(c).

“Action” means any action, order, writ, injunction, or claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company; or (e) any combination of the foregoing (in each case, other than the Merger).

“Adverse Consequences” has the meaning set forth in Section 10.5.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AIM” means the market of that name operated by the London Stock Exchange.

“AIM Rules” means the rules for AIM companies published by the London Stock Exchange and the rules for nominated advisers to AIM companies published by the London Stock Exchange.

“Announcement” means the public announcement of the proposed Merger subject to the terms of this Agreement.

“Articles” has the meaning set forth in Section 4.1(a).

“Asset Control Regulations” has the meaning set forth in Section 3.24.

“Blocked Person” has the meaning set forth in Section 3.24.

“Book-Entry Shares” means shares of Common Stock not represented by Certificates.

“Break Fee” means a fee payable by the Company in the amount of $1,050,000.

“Budget” means the Company’s fiscal 2015 budget, as approved by the Company’s Board of Directors and previously made available to Parent, a copy of which is set forth on Section 1.1 of the Company Schedule.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England or New York, New York are required to be closed.

 “Certificate” means a certificate that immediately prior to the Effective Time represented a share or shares of Common Stock.

“Certificate of Merger” has the meaning set forth in the Recitals.

“Change in Recommendation” has the meaning set forth in Section 6.2(c).

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” means the date of the Closing.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

 “Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in Section 6.2(a).

“Company D&O Policy” has the meaning set forth in Section 6.9(b).

“Company Employee Plans” has the meaning set forth in Section 3.13(a).

“Company Group” has the meaning set forth in Section 3.16(a).

 “Company IP” shall mean all Intellectual Property and Intellectual Property Rights owned by the Company or any Subsidiary of the Company or in which the Company or any Subsidiary of the Company has an exclusive or non-exclusive license.

“Company IP Contract” shall mean any written Contract to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP developed by, with or for the Company or any Subsidiary of the Company.

“Company IP Form Contract” has the meaning set forth in Section 3.9(e).

“Company Material Adverse Effect” means (a) any condition, event, change, circumstance, development or state of facts, individually or in the aggregate, that (i) is or could reasonably be expected to be materially adverse to the business, financial condition  or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that any condition,  event, change, circumstance, development or state of facts that arise out of, result from or are attributable to the following items shall be discarded (with respect to items (A), (B), (C) and (D) below, other than those changes that have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry): (A) changes or conditions affecting the industry in which the Company or any of its Subsidiaries operates generally, (B) changes or conditions affecting the economy in the United States or any foreign markets where the Company has material operations or sales, (C) changes in general  Laws, rules or regulations, or in GAAP, or in the interpretation of any of the foregoing by any governmental agency, that, in each case, generally affect any industry in which the Company or any of its Subsidiaries operates, (D) conditions arising out of acts of terrorism, war conditions or other force majeure events, (E) any failure to meet analyst projections or financial forecasts or any changes in any analysts recommendations, ratings or projections or financial forecasts with respect to the Company or any of its Subsidiaries,  provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Company Material Adverse Effect, (F) any decline in the market price, or change in trading volume, of the Company’s capital stock, provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Company Material Adverse Effect, and (G) events, changes, developments, Actions or other conditions resulting or arising solely from the announcement or pendency of the transactions contemplated by this Agreement, or any action required to be taken by the Company or any of its Subsidiaries pursuant to the terms of this Agreement or any action taken by the Company with Parent’s written consent; or (ii) would prevent or materially delay the Company from consummating the Merger and the transactions contemplated by this Agreement, other than any delay due to failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the transactions contemplated by this Agreement; or (b) (i) the termination of either of the Oravig License or Gelclair License or (ii) (A) the occurrence of an event or events (e.g. an FDA mandated product recall) that causes the Company to be unable to commercialize, sell or market Oravig or Gelclair for more than 30 consecutive days, (B) the initiation by any Governmental Entity of any Action in connection with Oravig or Gelclair, (C) any Action by a third party regarding the actual or potential infringement of any such Person’s rights related to the Oravig License or Gelclair License, (D) the termination of, or impairment that materially adversely affects the Company of, any relationship with a material distributor or manufacturer of Oravig or Gelclair, or (E) any other similar material impairment of Oravig or Gelclair or the Oravig License or Gelclair License.

“Company Material Contract” has the meaning set forth in Section 3.10(a).

“Company Option Plans” means each of the DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan, and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan, as amended.

“Company Organizational Documents” has the meaning set forth in Section 3.1.

 “Company Products” has the meaning set forth in Section 3.11(c).

 “Company Schedules” has the meaning set forth in the preamble to Article 3.

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.22.

“Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Company Stock Option” means each option to acquire Common Stock.

“Company Warrants” has the meaning set forth in Section 3.3(d).

“Company Voting Debt” has the meaning set forth in Section 3.3(h).

“Consents” means any and all Permits and any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from third Persons, including from any Governmental Entity.

“Contaminant”  includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or health and safety Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person, including, but not limited to, those substances designated or defined as “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” or listed or regulated as such under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq.

“Contract Rights” means all rights and obligations under the Contracts.

“Contracts” means, with respect to any Person, all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, notes, options and warranties, whether written or oral, to which such Person is a party or by which such Person or any of such Person’s assets are bound.

“Court Order” means any judgment, decision, decree, consent decree, injunction, ruling or order of any governmental entity that is binding on any Person or its property under applicable Laws.

“CVR” has the meaning set forth in Section 2.6(a)(ii).

“CVR Agreement” has the meaning set forth in Section 2.6(a)(ii).

“CVR Payment Period” means the period beginning on the Closing Date and ending upon the termination of the CVR Agreement.

“Delay” has the meaning set forth in Section 5.2.

“Deposit Agreement” means the deposit agreement for the Parent Depositary Shares, to be entered into among Parent, the Depositary, and the holders from time to time of Parent Depositary Shares, as may be amended from time to time.

“Depositary” shall mean a depositary bank chosen by Parent in its sole discretion acting as depositary for the Parent Depositary Shares to be issued in the Merger.

 “DGCL” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 10.4.

“Dissenting Share” has the meaning set forth in Section 2.9(a).

“Effective Date” has the meaning set forth in Section 6.2(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Bonus Pool” has the meaning set forth in Section 6.24.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wetlands, flora and fauna.

“Environmental Laws” shall mean all Laws, by-laws, orders, directives, injunctions and written judgments of any government, local government, international, executive, administrative, judicial or regulatory authority or agency, and principles of common law, relating to the protection of the Environment or of human health or safety or to the manufacture, formulation, processing, treatment, generation, use, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant or to the packaging of any product and any amendment thereto and any and all regulations or orders and notices made or served thereunder or pursuant thereto.

“Environmental Licenses” means any Consent required by or pursuant to any applicable Environmental Laws.

“Environmental Release”  means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company and/or any Subsidiary of the Company, is or at any time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Exchange Ratio” means (in each case rounded to three decimal places):

(i) if the Exchange Ratio Market Value is an amount greater than $1.44, then the Exchange ratio shall be equal to 0.249;

(ii) if the Exchange Ratio Market Value is an amount greater than or equal to $1.32 but not more than $1.44, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Market Value;

(iii) if the Exchange Ratio Market Value is an amount equal to or greater than $1.08 but less than or equal to $1.32, then the Exchange Ratio shall be the Initial Exchange Ratio;

(iv) if the Exchange Ratio Market Value is an amount equal to or less than $1.08 but at least $0.96, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Market Value; and

(v) if the Exchange Ratio Market Value is an amount less than $0.96, then the Exchange Ratio shall be equal to 0.306.

“Exchange Ratio Market Value” means the Initial Exchange Ratio times Market Value.

“FCPA” has the meaning set forth in Section 3.19.

“FDA” means the United States Food and Drug Administration.

“FDA Act” has the meaning set forth in Section 3.5(a).

“Form F-6” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles as in  effect from time to time, consistently applied.

“Gelclair” means the bioadherent gel currently indicated for the management and relief of pain associated with oral mucositis (a condition characterized by erythema and oral lesions) being a product to which the Company has exclusive license rights in the United States, the contents of which include polyvinlypyrrolidone and sodium hyaluronate, and which product is currently sold under the registered trade mark “GELCLAIR” and which is licensed by the Company pursuant to the Gelclair License.

“Gelclair License” means the exclusive license rights in the United States to Gelclair pursuant to the terms of that certain Distribution and License Agreement dated as of September 7, 2012, by and between the Company and Helsinn Healthcare SA, as amended, restated, supplemented or otherwise modified from time to time.

“Governmental Entity” shall mean any government, court, regulatory or administrative agency, commission, department, bureau, office or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, or any arbitrator or arbitration body or panel.

 “IFRS” means International Financial Reporting Standards, as adopted by companies in the European Union.

“Immigration Laws” has the meaning set forth in Section 3.14(b).

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Initial Exchange Ratio” means 0.272.

“Injunction” has the meaning set forth in Section 7.1(d).

“Insurance Benefits” has the meaning set forth in Section 10.5.

“Insured Parties” has the meaning set forth in Section 6.9(b).

“Intellectual Property” shall mean any (a) United States, international or foreign patent, utility model or registered design or any applications therefore and any and all reissues, re-examinations, divisions, continuations, renewals, extensions and continuations-in-part or their international equivalent thereof, (b) invention disclosures, improvements, proprietary information, know-how, technology, formulations, compounds, materials, protocols, methodologies, processes, techniques, training protocols and similar methods and processes, algorithms, APIs, ideas, solutions, test results of any kind, adaptations, derivations, documentation, libraries, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable in any country), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), and (c) any registered or unregistered trademarks, service marks or trade names.

“Intellectual Property Rights”  shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Intervening Event” has the meaning set forth in Section 6.2(d)(ii).

“IPO Admission Date” means December 8, 2014.

“IPO Admission Document” means that certain document published by Parent on December 3, 2014, a copy of which has been provided to the Company.

“IRS” means the United States Internal Revenue Service.

The Company shall be deemed to have “Knowledge” (or other similar phrases) of a particular fact or other matter if the Company’s chief executive officer, chief financial officer, senior vice president - commercial operations and business development, general counsel, controller or human resource manager has “knowledge” of such fact or other matter. Parent, Merger Sub and Secondary Merger Sub shall be deemed to have “Knowledge” (or other similar phrases) of a particular fact or other matter if Parent’s chief executive officer, finance director or chief operating officer has “knowledge” of such fact or other matter.  An individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would have knowledge of such fact or other matter after commercially reasonable inquiry of their direct reports. For purposes of Intellectual Property, Intellectual Property Rights, Company IP, Registered IP, Company IP Contract and Company IP Form Contract only, the Company shall be deemed to have “Knowledge” (or other similar phrases) of a particular fact or other matter if the Company’s chief executive officer, chief financial officer, senior vice president - commercial operations and business development, general counsel general counsel, controller or human resource manager is actually aware of such fact or other matter.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means, without limitation, with respect to any Person any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, loss, cost, deficiency, obligation, guaranty, endorsement or responsibility of or by such Person of any type, whether accrued, absolute, asserted, unasserted, choate, inchoate, contingent, matured, unmatured, liquidated, unliquidated, secured, unsecured, known or unknown.

“Letter of Intent” means that certain letter dated April 20, 2015, from Parent to the Company, and executed by each party.

“London Stock Exchange” means The London Stock Exchange plc.

“Market Value” means the figure which represents the average of the weighted average mid-market trading price of the Parent Ordinary Shares on AIM (as calculated by Bloomberg Screen AQR) for each of the 15 trading days ending on the day which is the Business Day immediately prior to the Effective Time, and then translated into U.S. Dollars using the Bank of England’s daily spot exchange rate for the day which is the Business Day immediately prior to the Effective Time.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Recitals.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NLRB” has the meaning set forth in Section 3.14(b).

“Oncogenerix Contingent Merger Consideration Shares” means shares of Common Stock reserved for issuance in connection with certain milestone payments set forth in that certain Agreement and Plan of Merger, dated as of January 17, 2012, by and among Oncogenerix, Inc., certain stockholders of Oncogenerix, Inc., Christopher Clement, in his capacity as stockholder representative, the Company and Oncogenerix Acquisition Corporation.

“OFAC” has the meaning set forth in Section 3.24.

“Oravig” means the orally dissolving buccal tablet product acquired from Onxeo S.A. and owned by the Company the contents of which include miconazole, which product is currently sold under the registered trade mark “ORAVIG” and which is licensed by the Company pursuant to the Oravig License.

“Oravig License” means the license the Company has to Oravig pursuant to that certain Commercialization Agreement, dated as of March 10, 2015, by and between the Company and Onxeo, S.A., as amended, restated, supplemented or otherwise modified from time to time, and any other rights relating to Oravig.

“Parent” has the meaning set forth in the Preamble.

“Parent Accounts” means the audited consolidated accounts and financial statements of Parent for the years ended December 31, 2014.

“Parent Depositary Shares” means American Depositary Receipts of Parent representing Parent Ordinary Shares.

“Parent Material Adverse Effect” means any condition,  event, change, circumstance, development or state of facts, individually or in the aggregate, that (A) is or could reasonably be expected to be materially adverse to the business, financial condition  or results of operation of Parent and its Subsidiaries, taken as a whole; provided, however, that any condition,  event, change, circumstance, development or state of facts that arise out of, result from or are attributable to the following items shall be discarded (with respect to items (i), (ii), (iii) and (iv) below, other than those changes that have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry): (i) changes or conditions affecting the industry in which the Parent or any of its Subsidiaries operates generally, (ii) changes or conditions affecting the economy in the United Kingdom or any foreign markets where Parent has material operations or sales , (iii) changes in general  Laws, rules or regulations, or in IFRS, or in the interpretation of any of the foregoing by any governmental agency, that, in each case, generally affect any industry in which Parent or any of its Subsidiaries operates, (iv) conditions arising out of acts of terrorism, war conditions or other force majeure events, (v) any failure to meet analyst projections or financial forecasts or any changes in any analysts recommendations, ratings or projections or financial forecasts with respect to Parent or any of its Subsidiaries,  provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Parent Material Adverse Effect, (vi) any decline in the market price, or change in trading volume, of Parent’s capital stock, provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Parent Material Adverse Effect, and (vii) events, changes, developments, Actions or other conditions resulting or arising solely from the announcement or pendency of the transactions contemplated by this Agreement, or any action required to be taken by Parent or any of its Subsidiaries pursuant to the terms of this Agreement or any action taken by Parent with Company’s written consent; or (B) would prevent or materially delay Parent from consummating the Merger and the transactions contemplated by this Agreement, other than any delay due to failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the transactions contemplated by this Agreement.

“Parent Ordinary Shares” means ordinary shares with a nominal value of 0.005p per share, of Parent.

“Parent Products” has the meaning set forth in Section 4.9(c).

“Parent Third Party CRO/Supplier” means any third party manufacturer and any supplier of material compounds and components (including active pharmaceutical ingredients) and products incorporated and/or used in any Parent Product or otherwise used by Parent or its Subsidiaries.

“Parent’s Savings Plan” has the meaning set forth in Section 6.8(c).

“Parent Schedules” has the meaning set forth in the preamble to Article 4.

“Party” has the meaning set forth in the Recitals.

 “Per Share Merger Consideration” has the meaning set forth in Section 2.6(a)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 2.6(a)(i).

“Permits” means all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Entity, necessary for the conduct or operation of the business as presently conducted or ownership of the assets.

“Permitted Encumbrances” means with respect to a party or any of its Subsidiaries (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve or accrual shall have been made therefor in the party’s financial statements, (b) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) Encumbrances arising under or in connection with zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (d) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business by such party and its Subsidiaries and do not materially detract from the value of the property upon which such encumbrance exists, (e) Encumbrances for Taxes, assessments and governmental charges not yet due and payable and (f) licenses or other agreements relating to the use or other exploitation of any Intellectual Property or Intellectual Property Rights.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental entity.

 “Preferred Stock” has the meaning set forth in Section 3.3(b).

 “Premises” has the meaning set forth in Section 3.17(a).

“Proxy Materials” has the meaning set forth in Section 3.5(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.4(a).

“Registered IP” has the meaning set forth in Section 3.9(a).

“Registration Statement” has the meaning set forth in Section 3.5(a).

“Related Party Transaction” has the meaning set forth in Section 3.18.

“Representative” of any Person means any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

“Rights Agent” has the meaning set forth in Section 2.6(a)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(a).

“SEC” means the Securities and Exchange Commission.

“Secondary Merger” has the meaning set forth in the Recitals.

“Secondary Merger Certificate of Merger” has the meaning set forth in the Recitals.

“Secondary Merger Sub” has the meaning set forth in the Preamble.

 “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.01 per share.

“Series A Per Share Amount” means mean the sum of (A) 1,000, plus (B) all declared, but unpaid, dividends on a share of Series A Preferred Stock, if any.

“Series B-2 Preferred Stock” means the Company’s Series B-2 Convertible Preferred Stock, par value $0.01 per share.

“Series B-2 Per Share Amount” means mean the sum of (A) 1,000, plus (B) all declared, but unpaid, dividends on a share of Series B-2 Preferred Stock, if any.

“Series C-1 Preferred Stock” means the Company’s Series C-1 Convertible Preferred Stock, par value $0.01 per share.

“Series C-1 Per Share Amount” means mean the sum of (A) 1,000, plus (B) all declared, but unpaid, dividends on a share of Series C-1 Preferred Stock, if any.

“Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Stockholder Representative” has the meaning set forth in the Preamble.

“Stockholders” means, collectively, the holders of capital stock of the Company as determined immediately prior to the Effective Time.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which any Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” means a bona fide written Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 20% with 50%) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to the Company’s Stockholders than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Break Fee.

“Surviving Company” has the meaning set forth in Section 6.23.

“Surviving Company Bylaws” has the meaning set forth in Section 2.4(d).

“Surviving Company Charter” has the meaning set forth in Section 2.4(c).

 “Surviving Corporation” has the meaning set forth in Section 2.1(a).

 “Surviving Corporation Bylaws” has the meaning set forth in Section 2.4(b).

 “Surviving Corporation Charter” has the meaning set forth in Section 2.4(a).

“Tax” has the meaning set forth in Section 3.16(c)(i).

“Taxing Authority” has the meaning set forth in Section 3.16(c)(iii).

“Tax Return” has the meaning set forth in Section 3.16(c)(ii).

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

“Third-Party CRO/Supplier” has the meaning set forth in Section 3.11(e).

 “Treasury Regulations” or “Treasury. Reg.” means the regulations promulgated under the Code.

“UK Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“UK FSMA” has the meaning set forth in Section 2.10(b)(i).

“WARN” has the meaning set forth in Section 3.14(b).

“Voting Agreement” has the meaning set forth in the Preamble.

1.2          Interpretation Provisions.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)           the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Preamble, Recital, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation;”

(b)           any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto;

(c)           the captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(d)           all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP or IFRS, as applicable; and

(e)           whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

1.3          Mutual Drafting.  The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

1.4          Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

ARTICLE 2.
THE MERGER

2.1          The Merger.

(a)           Merger of Merger Sub into the Company.  At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

(b)           Closing.  Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place (i) at 11:00 a.m., New York City time, at the offices of Brown Rudnick LLP, 7 Times Square, New York, New York 10036, as promptly as practicable (and in any event within two Business Days) after the satisfaction (or, to the extent permitted, the waiver) of the last to be satisfied (or, to the extent permitted, waived) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived as of the Closing Date but subject to the satisfaction or waiver thereof) or (ii) at such other time, date or place as Parent and the Company may mutually agree in writing.

2.2          Effective Time.  As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing the Certificate of Merger with the Secretary of State of Delaware.  The Merger shall become effective upon the filing the Certificate of Merger with the Secretary of State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

2.3          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided in Section 6.24, all the properties, rights, privileges, powers and franchise of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

2.4          Certificate of Incorporation; Bylaws.

(a)           Certificate of Incorporation of Surviving Corporation in Merger.  At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety as set forth in Exhibit D, and so amended shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until duly amended in accordance with applicable Laws.

(b)           Bylaws of Surviving Corporation in Merger.  At the Effective Time, the bylaws of the Company shall be amended in their entirety as set forth in Exhibit E, and as so amended shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter duly amended in accordance with applicable Laws, the Surviving Corporation Charter and such bylaws.

(c)           Certificate of Incorporation of Surviving Company.  At the effective time of the Secondary Merger, the certificate of incorporation of Secondary Merger Sub shall be amended in its entirety as set forth in Exhibit F, and as so amended shall be the certificate of incorporation of the Surviving Company (“Surviving Company Charter”), until duly amended in accordance with applicable Laws.

(d)           Bylaws of Surviving Company.  At the effective time of the Secondary Merger, the bylaws of the Secondary Merger Sub shall be amended in their entirety as set forth in Exhibit G, and as so amended shall be the bylaws of the Surviving Company (the “Surviving Company Bylaws”), until duly amended in accordance with applicable Laws, the Surviving Company Charter and such bylaws.

2.5          Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Surviving Corporation Charter and the Surviving Corporation Bylaws, as the case may be. The Company shall not be entitled to designate any of the directors or officers of the Surviving Corporation. The Company shall cause each or any member of the Board of Directors of the Company and each Company officer to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

2.6          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Secondary Merger Sub, the Company or any Stockholder:

(a)           Common Stock.  Subject to Section 2.6(e) and Section 2.6(f), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, any shares held by the Company as treasury stock, any shares authorized but unissued or any shares of Common Stock held by Parent, Merger Sub or any wholly owned subsidiary of Parent or the Company) shall be converted into the right to receive, without interest, the following:

(i)             a number of Parent Ordinary Shares equal to the Exchange Ratio, (such amount of shares to be calculated by way of the Exchange Ratio, the “Per Share Stock Consideration”); plus

(ii)            one contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement in the form attached hereto as Exhibit H (the “CVR Agreement”) to be entered into between Parent, the Stockholder Representative and a rights agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, without interest (the Per Share Stock Consideration and one CVR together with any cash to be paid in lieu of fractional shares of Parent Depositary Shares to be paid pursuant to Section 2.6(e),  are collectively referred to herein as the “Per Share Merger Consideration”).

All Parent Ordinary Shares shall be delivered to the holders of Common Stock in the form of American Depositary Receipts, each representing the right to receive such number of Parent Ordinary Shares as Parent may determine to be the optimum number of Parent Ordinary Shares (the “Parent Depositary Shares”). The Parent Depositary Shares shall be issued in accordance with the Deposit Agreement.

(b)           Preferred Stock.

(i)             Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash equal to the Series A Per Share Amount;

(ii)            Each share of Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash equal to the Series B-2 Per Share Amount; and

(iii)           each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash equal to the Series C-1 Per Share Amount.

(c)           Merger Sub Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

(d)           Cancellation of Shares.  Any shares of Common Stock or Preferred Stock that are (i) held by the Company as treasury stock, (ii) authorized by the Company but unissued and (iii) owned by Parent, Merger Sub or any wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, and be canceled without payment of any consideration therefor and cease to exist.

(e)           Fractional Shares. No fraction of a share of Parent Depositary Shares will be issued by virtue of the Merger, but in lieu thereof each former holder of shares of Common Stock who would otherwise be entitled to a fraction of a share of Parent Depositary Shares (after aggregating all Parent Depositary Shares that would otherwise be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book-Entry Shares, if applicable, receive from Parent an amount of cash in United States dollars (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes with respect to such fractional shares as contemplated by Section 2.12, which are required to be withheld with respect thereto, equal to the product of (i) such fraction, multiplied by (ii) the United States dollar equivalent of the closing price of the Parent Ordinary Shares underlying the Parent Depositary Shares on the AIM on the last trading day preceding the Closing Date. The calculation of the United States dollar equivalent of such closing price will be based on the arithmetic mean of the buy and sell spot rates of exchange for British pounds sterling and United States dollars on the London market at 11:00 a.m., London time, on the last trading day in London preceding the Closing Date.

(f)           Adjustments. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Ordinary Shares or Common Stock), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Ordinary Shares or Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)           Treatment of Dissenters’ Shares. No Dissenters’ Shares shall be converted into the Per Share Merger Consideration Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount pursuant to this Section 2.6 but instead shall be treated in accordance with the provisions set forth in Section 2.9, unless the holder of such Dissenters’ Shares loses or fails to perfect his, her or its appraisal rights with respect to such Dissenting Shares.

2.7          Treatment of Equity Awards.

(a)           Immediately prior to the Effective Time, each Company Stock Option, other than those options set forth in Section 2.7 of the Company Schedule, shall become fully vested and exercisable. Prior to the Effective Time, each holder thereof may elect to exercise, effective as of immediately prior to the Effective Time, any such option in accordance with the terms thereof, contingent on the consummation of the Merger, and shall receive, for any shares acquired in such exercise, the Per Share Merger Consideration. If the Merger is not completed, any Company Stock Options exercised will remain outstanding, subject to their respective original vesting schedules. No Company Stock Option set forth in Section 2.7 of the Company Schedule shall, by virtue of this Agreement, vest due to the occurrence of the transactions contemplated by this Agreement, and all such Company Stock Options set forth in Section 2.7 of the Company Schedule, including any such option assumed by Parent pursuant to this Section 2.7(a), shall vest in accordance with their vesting schedule. At the Effective Time,  any outstanding but unexercised  Company Stock Option, whether or not then exercisable, shall be assumed by Parent and converted into an option to purchase Parent Ordinary Shares in accordance with this Section 2.7(a). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions as set forth in the applicable agreement pursuant to which such Company Stock Option was granted immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole Parent Ordinary Shares equal to the product of (A) the number of shares of  Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for each Parent Ordinary Share issuable upon exercise of each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the foregoing conversion will be subject to such modifications, if any, as may be necessary to comply with Section 409A and/or Section 424(a) of the Code, as applicable.  All Parent Ordinary Shares to be delivered to the holders of Company Stock Options upon exercise after the Effective Time shall be in the form of Parent Depositary Shares.

(b)           Notwithstanding anything herein to the contrary, each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.7 to any holder of Company Stock Options such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law related to Taxes, and the Surviving Corporation shall make any required filings with and payments to the appropriate Governmental Entities relating to any such deduction or withholding for Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity responsible for the Taxes, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Options in respect of which such deduction and withholding was made.

(c)           Prior to the Closing Date, and subject to the review and approval of Parent, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 2.7 under applicable Law and all such Company Stock Options, including delivering all notices required thereby. In addition, promptly after the date of this Agreement, and in any event within 15 Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(d)           The Board of Directors of the Company shall terminate the Company Option Plans at the Effective Time; provided, however, that such termination may be contingent upon the occurrence of the Closing.

2.8          Company Warrants; Oncogenerix Contingent Merger Consideration Shares.

(a)           Each outstanding and unexercised Company Warrant as of immediately prior to the Effective Time will, by virtue of this Agreement and without any action on the part of any holder of a Company Warrant,  be assumed or substituted by Parent in accordance with the terms of such Company Warrant and that, as of the Effective Time, (i) shall be exercisable for (A) that number of whole Parent Ordinary Shares equal to the product of the number of shares of  Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (B) one CVR multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Company Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for each Parent Ordinary Share issuable upon exercise of the Company Warrants so converted shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Parent Ordinary Shares to be delivered to the holders of Company Warrants upon exercise after the Effective Time shall be in the form of Parent Depositary Shares.

(b)           Prior to the Closing Date (i) subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 2.8 under applicable Law and all Company Warrant agreements, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Warrants and (ii) Parent shall use it commercially reasonable efforts to enter into an agreement or agreements to assume any outstanding Company Warrants consistent with the terms of such Company Warrants.

(c)           As of the Effective Time, each right to receive Oncogenerix Contingent Merger Consideration Shares shall become payable to the holder of such right, and each such Oncogenerix Contingent Merger Consideration Share shall be converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.6. Section 2.8(c) of the Company Schedule sets forth the name of each Person entitled to receive the Oncogenerix Contingent Merger Consideration Shares and the number of shares such Person is entitled to receive.

2.9          Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement and to the extent that the provisions of Section 262 of the DGCL are, or prior to the Effective Time may become applicable to the Merger, any share of Common Stock or Preferred Stock of the Company that is outstanding immediately prior to the Effective Time and that is held by a Stockholder of the Company who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares of capital stock of the Company in  accordance with Section 262 of the DGCL and not lost such Stockholder’s right to appraisal (a “Dissenting Share”) shall not be converted into, or represent the right to receive, the applicable Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, and the holder of such share shall be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL; provided, however, that if the status of any such share as a share carrying appraisal rights shall not be perfected, or if any such share is effectively withdrawn or otherwise lose its status as a share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such Dissenting Share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the applicable Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, without any interest thereon, upon surrender, in accordance with Section 2.6.

(b)           The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time pursuant to Section 262 of the DGCL, withdrawals of such demands and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands or waive any failure to timely deliver a demand, subject to the Company’s legal duties and obligations under the DGCL.

2.10          Exchange of Certificates.

(a)           Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or substantially concurrently with the Effective Time, Parent shall or shall cause the Surviving Corporation to (i) (A) deposit with the Exchange Agent Parent Depositary Shares evidencing the number of Parent Depositary Shares that are issuable pursuant to Section 2.6 or (B) provide the Exchange Agent an uncertificated Parent Depositary Share book-entry representing the number of Parent Depositary Shares that are issuable pursuant to Section 2.6, (ii) deposit with the Exchange Agent cash in an amount sufficient for payment of the Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount, and (iii) deposit with the Exchange Agent cash in an amount sufficient for payment in lieu of fractional shares of Common Stock to which holders of Common Stock may be entitled pursuant to Section 2.6(e), together with any dividends or distributions with respect thereto as provided in Section 2.6(f), in each case to be held by the Exchange Agent in trust for the benefit of the holders of shares of capital stock of the Company, are referred to herein as the “Exchange Fund.” The Exchange Agent shall deliver the Per Share Merger Consideration, the Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount, cash in lieu of any fractional shares of Common Stock and any dividends or other distributions contemplated to be paid for capital stock of the Company pursuant to this Agreement out of the Exchange Fund as contemplated hereby. The Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Depositary Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of Persons entitled thereto.

(b)           Exchange Procedures.

(i)           As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail, and Parent shall and shall cause the Exchange Agent to (x) make otherwise available, to each holder of record of one or more shares of capital stock of the Company as of immediately prior to the Effective Time, a letter of transmittal to be used to effect the exchange of such capital stock of the Company for the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, payable in respect thereof, along with instructions for using such letter of transmittal to effect such exchange and (y) provide notice and means for beneficial owners of Book Entry Shares to deliver an “agent’s message” with respect to such Book Entry Shares through the facilities of The Depository Trust Company. The letter of transmittal (or the instructions thereto) shall specify that delivery shall be effected, and risk of loss and title to the shares of capital stock of the Company shall pass, only upon delivery thereof together with (A) delivery of the corresponding Certificate to the Exchange Agent or (B) receipt by the Exchange Agent of an “agent’s message” with respect to Book-Entry Shares. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify, which may include provisions requiring each holder of record of a Certificate (or the beneficial owner thereof through appropriate and customary documentation and instructions) to certify that such holder or beneficial owner (1) is either (a) not a resident of the United Kingdom or (b) if a resident of the United Kingdom, is a “qualified investor” within the meaning of Section 86(7) of the UK Financial Services & Markets Act 2000 (“UK FSMA”) or (2) is a resident of the United Kingdom and not a “qualified investor” within the meaning of Section 86(7) of UK FSMA. Parent and the Exchange Agent shall be entitled to conclusively rely on such certifications without further inquiry but may conduct such inquiries as deemed appropriate in their sole discretion.

(ii)           Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents reasonably required by Parent or the Exchange Agent, or receipt by the Exchange Agent of an “agent’s message” with respect to Book-Entry Shares, (A) the holder of Common Stock shall be entitled to receive the Per Share Merger Consideration in exchange therefor a certificated Parent Depositary Share evidencing, or an uncertificated Parent Depositary Share book-entry representing, the number of whole Parent Depositary Shares (along with any cash in lieu of fractional Parent Depositary Shares as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such Parent Depositary Shares as provided in Section 2.6(f)), and the holder of Preferred Stock shall be entitled to receive Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, for each share of Preferred Stock; and (B) the Certificate or Book-Entry Shares represented by the “agent’s message” so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, cash in lieu of fractional Parent Depositary Shares or unpaid dividends and distributions, if any, payable to holders of capital stock of the Company.

(iii)           In the event of a transfer of ownership of capital stock of the Company that is not registered in the transfer records of the Company, the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount, as the case may be, payable in respect of such shares of capital stock of the Company (along with any cash in lieu of fractional Parent Depositary Shares as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such Parent Depositary Shares as provided in Section 2.6(f)) may be paid to a transferee if the Certificate representing such shares of capital stock of the Company is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

(c)           Distributions with Respect to Unexchanged Shares.  All Parent Depositary Shares to be issued pursuant to the Merger and all Parent Ordinary Shares represented thereby shall be deemed issued and outstanding as of the Effective Time; provided that no dividends or other distributions with respect to Parent Depositary Shares with a record date after the Effective Time shall be paid to the former holder of any Common Stock until such holder shall surrender such shares in accordance with this Section 2.10. Subject to the effect of applicable Law: (i) at the time of the surrender of any such shares of Common Stock for exchange in accordance with the provisions of this Section 2.10, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole Parent Depositary Shares that such holder is entitled to receive; and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole Parent Depositary Shares that such holder receives.

(d)           No Further Ownership Rights in Shares of Capital Stock.  The Per Share Merger Consideration, the Series A Per Share Amount, Series B-2 Per Share Amount or the Series C-2 Per Share Amount, as applicable, delivered upon the surrender for exchange of each share of Common Stock or Preferred Stock, as applicable in accordance with the terms hereof shall be deemed to be payment in full satisfaction of all rights pertaining to such share of capital stock.

(e)           Stock Transfers. The Company shall cause the Company’s stock transfer books to be closed as of the Effective Time and thereafter there are to be no further registration of transfers of shares of capital stock of the Company theretofore outstanding on the Company’s records. At and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason are to be converted into the Per Share Merger Consideration or Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be (other than Dissenting Shares), payable in respect of the shares of capital stock of the Company previously represented by such Certificates without any interest thereon.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.10 that remains unclaimed by the former stockholders of the Company as of the date that is nine months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, other than holders of Dissenting Shares, who have not theretofore complied with the provisions of this Section 2.10 shall look only to Parent and the Surviving Entity for payment of their claim for Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, any cash in lieu of fractional Parent Depositary Shares and any dividends or distributions with respect to Parent Depositary Shares or Parent Ordinary Shares represented thereby (all without interest).

(g)           No Liability.  None of Parent, the Company, the Surviving Corporation, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of capital stock of the Company for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of capital stock of the Company for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by Law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, such Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, as may be required pursuant to Section 2.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an indemnity against any claim that may be made against Parent, the Surviving Corporation, the Surviving Company or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.11         Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.

2.12         Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including upon the issuance of, or payment with respect to, the CVRs) to any former holder of capital stock of the Company such amounts as required under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of capital stock of the Company in respect of whom such deduction and withholding was made; provided that such amounts are duly and timely paid over to the appropriate tax authority.

2.13         Alternative Structure. Parent may, at any time prior to the receipt of the Company Stockholder Approval, with the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) change the method of effecting the combination of Parent and the Company (including the provisions of this Article 2) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount; (b) adversely affect the tax treatment of the Company’s Stockholders pursuant to this Agreement; (c) adversely affect the tax treatment of Parent or the Company pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Parent makes such a change, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement of Parent, Merger Sub and Secondary Merger Sub to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Parent, Merger Sub and Secondary Merger Sub, except as otherwise set forth in the written disclosure schedules attached hereto (the “Company Schedules”), it being understood that any information set forth in any Company Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure that such information is relevant to such other section or subsection.

3.1          Organization, Power, Standing and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted.  The Company has delivered to Parent complete and correct copies of its certificate of incorporation, as in effect on the date hereof (the “Charter”) and current bylaws (together with the Charter, the “Company Organizational Documents”), and the comparable charter and organizational documents of each Subsidiary of the Company, and each such documents are in full force and effect as of the date of this Agreement.  The Company is duly licensed or qualified to do business and in good standing in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Company Material Adverse Effect.

3.2          Subsidiaries.  Section 3.2 of the Company Schedules sets forth a true, correct and complete list of all direct and indirect Subsidiaries of the Company as of the date of this Agreement, and includes, for each such Subsidiary, the jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by the Company and any other equity holder.  Each  Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its organization or formation and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company has been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or jointly by the Company and another of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

3.3          Capitalization of the Company.  The authorized capital stock of the Company as of the date of this Agreement consists of:

(a)           Common Stock.  75,000,000 shares of Common Stock, of which 19,755,595 shares are issued and outstanding. 163,253 shares are reserved for issuance pursuant to the applicable conversion provisions of the Preferred Stock. The Company has reserved 178,330 shares of Common Stock for issuance as Oncogenerix Contingent Merger Consideration Shares. Section 3.3(a) of the Company Schedules contains a complete and accurate list as of June 1, 2015, of, and the number of shares owned by, the record holders of the outstanding Common Stock. The Company holds no shares in treasury.

(b)           Preferred Stock.  1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which:

(i)           4,800 shares are designated as Series A Preferred Stock, 468 of which were issued and outstanding as of the close of business on the last Business Day prior to the date hereof and each of which is convertible into 80 shares of Common Stock.  Section 3.3(b) of the Company Schedules contains a complete and accurate list as of the date hereof of, and the number of shares owned by, the record holders of the outstanding shares of the Series A Preferred Stock.

(ii)           15,000 shares are designated as Series B-2 Preferred Stock, 50 of which were issued and outstanding as of the close of business on the last Business Day prior to the date hereof and each of which is convertible into 408.2 shares of Common Stock.  Section 3.3(b) of the Company Schedules contains a complete and accurate list as of the date hereof of, and the number of shares owned by, the record holders of the outstanding shares of the Series B-2 Preferred Stock.

(iii)           12,500 shares are designated as Series C-1 Preferred Stock, 117 of which were issued and outstanding as of the close of business on the last Business Day prior to the date hereof and each of which is convertible into 900.9 share of Common Stock.  Section 3.3(b) of the Company Schedules contains a complete and accurate list as of the date hereof of, and the number of shares owned by, the record holders of the outstanding shares of the Series C-1 Preferred Stock.

(c)           Options.  5,785,218 shares of Common Stock are reserved for issuance under the Company Option Plans.  Company Stock Options to purchase 2,684,713 shares of Common Stock are currently outstanding under the Company Option Plans, 13,939 shares of Common Stock have been issued upon the exercise of Company Stock Options granted by Company under the Company Option Plans, 32,479 shares of restricted Common Stock have been awarded under the Company Option Plans and 3,057,713 shares of Common Stock are available for future issuance under the Company Option Plans.  Section 3.3(c) of the Company Schedules contains a complete and accurate list as of the date hereof of each Company Stock Option or restricted share of Common Stock, the name of the holder, the particular Company Option Plan pursuant to which such award was granted, the date of grant, the number of shares of Common Stock subject to such award, the exercise price per share, if any, any vesting schedule, including the vesting commencement date, any accelerated vesting provisions, and the date on which such award expires.  The Company has made available to Parent accurate and complete copies of all Company Option Plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Common Stock subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.

(d)           Warrants.  17,481,542 shares of Common Stock are reserved for issuance pursuant to outstanding warrants to purchase shares of Common Stock (the “Company Warrants”).  Section 3.3(d) of the Company Schedules contains a complete and accurate list as of the date hereof of each Company Warrant, the name of the holder, the date of issue, the number of shares of Common Stock issuable upon exercise, the exercise price per share, any vesting schedule (and any related acceleration provisions) and the term.  As of the date hereof, there are no Company Warrants that have vested and are in-the-money, or that would reasonably be expected to vest between the date hereof and the Effective Time and would be in-the-money.

(e)           All the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities Laws and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound. All of the outstanding equity interests of the Subsidiaries of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities Laws and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL (or similar law of the state of incorporation), its organizational documents or any Contract to which such Subsidiary is a party or otherwise bound.

(f)           Except for the Options, the Company Warrants, and the conversion rights associated with the Preferred Stock, there are no outstanding options, warrants, rights of first refusal, preemptive rights, subscription rights or other  similar rights, conversion rights, exchange rights, stock option plans, “phantom stock” rights, stock  appreciation rights, stock based performance units, Contracts, or other agreements, calls or commitments, either directly or indirectly, for the purchase or acquisition from the Company of any shares of capital stock of the Company or Company Voting Debt.

(g)           There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or the registration of the offer or sale of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act.

(h)           There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”).

(i)           There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock, Preferred Stock or other capital stock or any other securities of the Company or any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

3.4          Authority; Execution and Delivery; Enforceability.

(a)           The Company has all the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger in accordance with Section 251 of the DGCL. The Company has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by each of Parent, Merger Sub and Secondary Merger Sub of this Agreement) will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(b)           Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, the consummation by the Company of the Merger and other transactions contemplated hereby, or the compliance by the Company with any terms or provisions hereof, will not (i) contravene or violate any provision of the Company Organizational Documents or any comparable charter and organizational documents of any  Subsidiary of the Company or (ii) assuming the consents and approvals referred to in Section 3.5(a) hereof are duly obtained, (x) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Company and any  Subsidiary of the Company under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease or Contract to which the Company or any Subsidiary of the Company  is a party, or by which the Company or any of its assets may be bound or affected, except, in the case of this clause (ii)(x), violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (y) violate any Laws applicable to the Company and any of the  Subsidiaries of the Company, or any of their respective properties or assets, or any of the Permits to which the Company and any Subsidiary of the Company is subject.

(c)           The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved and declared advisable, fair and in the best interests of the Stockholders this Agreement, the Merger and the transactions contemplated hereby, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and (iii) resolved, subject to Section 6.2, to recommend that the stockholders of the Company adopt this Agreement.

3.5          Consents and Approvals.

(a)           Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws, (iii) any notices or filings required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FDA Act”), (iv) the filing with the SEC of a Registration Statement on Form F-4 and Registration Statement on Form F-6 (the “Form F-6”) to register the Parent Depositary Shares (and Parent Ordinary Shares represented thereby) deliverable in connection with the Merger (such Registration Statement on Form F-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used in soliciting the approval of the Company’s Stockholders at the Company Stockholder Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”) and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. or foreign securities laws, (iv) the obtainment of Company Stockholder Approval, (v) the filing of a listing application with NASDAQ and acceptance by NASDAQ of such listing application, subject to official notice of issuance, and compliance with any applicable rules and regulations of NASDAQ, and (vi) such consents, approvals, authorizations or filings listed on Section 3.5(a) of the Company Schedule, no consents or approvals of or filings or registrations by the Company with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement, and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Company Material Adverse Effect.

(b)           The Company has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity referred to in Section 3.5(a) required to be obtained by the Company cannot be obtained or granted on a timely basis.

3.6          Reports, Financial Statements; SEC Filings; Books and Records; Controls.

(a)           The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, schedules, forms, prospectuses, proxy statements and other documents required to be filed with or furnished to the SEC since January 1, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Reports”). As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), or in the case of amendments thereto, as of the last such amendment, (i) the Company SEC Reports complied, and each Company SEC Report filed subsequent to the date hereof will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Report, and (ii) none of the Company SEC Reports as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, and each Company SEC Report filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All written correspondence between the SEC and the Company and any of its Subsidiaries occurring since January 1, 2013 and prior to the date of this Agreement has been provided to Parent or is filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act.

(b)           True, correct and complete copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 2014 and 2013 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the fiscal years 2014 through 2013, inclusive, are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Horne LLP, independent registered public accountants with respect to the Company, and the interim financial statements of the Company as of and for the three months ended March 31, 2015 and 2014, as included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(c)           The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Horne LLP has not resigned (and to the Knowledge of the Company does not intend to resign) or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d)           The Company maintains “internal control over financial reporting” (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act). The Company has made available to Parent prior to the date hereof a summary of any disclosure since January 1, 2013 made by the Company to its auditors or the audit committee of the Company’s Board of Directors related to significant deficiencies, material weaknesses or fraud involving management or other employees of the Company with respect to the Company’s internal controls over financial reporting. Since January 1, 2013, neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s or any of its Subsidiaries internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

(e)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) (i) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f)           Neither the Company nor any its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or Company SEC Reports.

(g)           Except as set forth in Schedule 3.6(g) of the Company Schedule, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

3.7          Absence of Certain Changes.  Since December 31, 2014 to the date of this Agreement, (i) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any occurrence or event which, individually or in the aggregate, has resulted in or which would reasonably be expected to  result in any Company Material Adverse Effect and (iii) neither the Company nor any Subsidiary thereof has taken any other action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.1 hereof, except for breaches as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.8          Properties and Assets.

(a)           Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Subsidiary of the Company ever owned any real property. Neither the Company nor any Subsidiary of the Company is a party to any contract for the purchase, sale or development of real estate.

(b)           Section 3.8(b) to the Company Schedule sets forth a true and complete list of all real property leases, subleased or otherwise occupied by the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof correct and complete copies of the lease agreements or arrangements pertaining to the leased properties. The Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances). Each of the Company and its Subsidiaries, as lessee, has the right under valid and subsisting leases or subleases to occupy, use and possess all property leased or subleased by it, and there has not occurred under any such lease or sublease any  material breach, violation or default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other person, or other occurrence or condition that could result in a material breach, violation or default or termination thereunder. None of the Company nor any Subsidiary of the Company has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2013. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases or subleases for the use of all property under which it is a lessee or sublessee, and all lease and subleases to which the Company or any Subsidiary of the Company is a party are valid and binding obligations of the Company or such Subsidiary, and to the Knowledge of the Company, with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. None of the Company nor any Subsidiary of the Company is in default with respect to any such lease or sublease, and there has occurred no default by the Company or any Subsidiary of the Company or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease or sublease. There are no Laws, conditions of record, or other impediments which interfere in any material respect with the use by each of the Company and its Subsidiaries of any of the real property leased or occupied by it.

(c)           Section 3.8(c) of the Company Schedules sets forth all items of tangible personal property and equipment owned or leased by the Company or any of the Subsidiaries of the Company with a book value of $20,000 or more or having any annual lease payment of $20,000 or more. The Company and each Subsidiary has (i) good and valid title to all owned material tangible personal property and equipment, free and clear of all Encumbrances (except in all case for Permitted Encumbrances) and (ii) valid leasehold interests in or comparable contract rights to use all tangible personal property and equipment leased, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances). All tangible personal property and equipment used by the Company and each of its Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized (subject to ordinary wear and tear) and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect.

3.9          Intellectual Property Rights.

(a)           Section 3.9(a) of the Company Schedule sets forth a complete and accurate list of all active, filed or registered Company IP as of the date hereof (“Registered IP”).  Each item of Company IP is current with its filing, registration and maintenance requirements.

(b)           Section 3.9(b) of the Company Schedule sets forth a complete and accurate list of each written Contract pursuant to which Company IP that is material to the business of the Company as currently conducted is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries (other than: (A) agreements between the Company or any of its Subsidiaries and its employees, substantially in the Company’s standard form thereof; and (B) non-exclusive licenses to third-party software), whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive, whether the Company or any of its Subsidiaries has any royalty or other payment obligations under such Contract.

(c)           Section 3.9(c) of the Company Schedule accurately identifies each written Company IP Contract pursuant to which the Company or any of its Subsidiaries have granted to any Person (or pursuant to which the Company or any of its Subsidiaries may be obligated in the future to grant to any Person, whether due merely to the passage of time, or due to the occurrence of an event or otherwise) any license under, or pursuant to which any Person otherwise has received or acquired from the Company or any of its Subsidiaries  (or may in the future be entitled to receive or acquire from the Company or any of its Subsidiaries ) any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP.  Except for the Contracts identified in Section 3.9(c) of the Company Schedule, and except pursuant to any licensed agreement under which the Company or any of its Subsidiaries is licensed to practice any Intellectual Property, neither the Company nor any of its Subsidiaries is bound by, or subject to, any Contract, whether or not in writing, containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company IP anywhere in the world.

(d)           Reserved.

(e)           The Company has made available to Parent or its Representatives a complete and accurate copy of each standard form of Company IP Contract currently used by the Company or any of its Subsidiaries, including, to the extent such standard form exists, each standard form of: (i) development agreement; (ii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement (collectively, the “Company IP Form Contracts”).  No Company IP Form Contract deviates in any material adverse respect from the corresponding standard form agreement made available to Parent or its Representatives, including any agreements with an Employee, consultant or independent contractor in which the Employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development and such Intellectual Property Rights were not licensed (or made available for licensing) to the Company or any of its Subsidiaries.

(f)           The Company or one of its Subsidiaries owns all right, title and interest to and in the Company IP used by the Company in the business as currently conducted (other than Intellectual Property Rights licensed to the Company or any of its Subsidiaries) free and clear of any Encumbrances (but excluding any Permitted Encumbrances).  Without limiting the generality of the foregoing:

(i)            each employee who is or was inventor, as determined in accordance with principles of United States patent law, of any invention included in the Registered IP has signed a written agreement assigning his or her Intellectual Property Rights pertaining to such invention to the Company or one of its Subsidiaries, and the such entity has recorded each such assignment with the appropriate Governmental Entity;

(ii)           the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material confidential owned by the Company that is used in the business as currently conducted;

(iii)          to the Knowledge of the Company, except as set forth in Section 3.9(f) of the Company Schedule, no funding, facilities or personnel of any Governmental Entity or university, college or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP and, to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Company IP performed services for any Governmental Entity, for a university, college or other educational institution or for a research center, at the same time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries;

(iv)          except as set forth in Section 3.9(f) of the Company Schedule, the Company and its Subsidiaries have neither assigned nor granted any license or other rights to the Company IP and is under no obligation to grant any such assignment, license or rights to any third party; and

(v)           to the Knowledge of the Company, no Intellectual Property Rights owned by any third party that would be infringed by the Company in conducting the business of the Company and its Subsidiaries as currently conducted.

(g)           To the Knowledge of the Company, all Registered IP that has been issued and is active as of the date hereof was validly issued under the laws of the country that issued it, and is subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)            to the Knowledge of the Company, no trademark or trade name owned or used by the Company or any of its Subsidiaries infringes any valid trademark or trade name owned by any other Person;

(ii)           to the Knowledge of the Company, Section 3.9(g)(ii) of the Company Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 30 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect; and

(iii)          to the Knowledge of the Company, no interference, opposition, cancellation, reissue, reexamination or other challenge is pending or threatened in writing, in which the scope, validity or enforceability of any Registered IP is being contested or challenged, it being clearly acknowledged that such representation and warranty does not apply to any proceedings before any patent office with respect to the prosecution of any patent application or any proceedings before any trademark office with respect to the prosecution of any trademark application.

(h)           To the Knowledge of the Company, no Person is currently infringing or misappropriating any Company IP.

(i)           To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option pursuant to any Company IP Contract to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(j)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written notice from any third party asserting or alleging that the Company or any of its Subsidiaries have infringed or misappropriated any Intellectual Property Right of any other Person.  To the Knowledge of the Company, no product of the Company or any Subsidiary of the Company infringes any Intellectual Property Right (but excluding infringements related to any patent rights that have not been publicly disclosed as of the date of this Agreement) of, or contains any Intellectual Property misappropriated from, any other Person.  Without limiting the generality of the foregoing:

(i)           to the Knowledge of the Company, no infringement, misappropriation or similar claim or Law is pending or threatened in writing, against the Company or any of its Subsidiaries or against any other Person who is or may be entitled, to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Law; and

(ii)           none of the Company or any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts or in any other Contract disclosed in Section 3.9 of the Company Schedule).

(k)           Notwithstanding any other provisions of this Agreement, the representations in this Section 3.9 are the only representations, warranties or assertions by the Company regarding Intellectual Property, Intellectual Property Rights, Company IP, Registered IP, Company IP Contracts and/or Company IP Form Contracts.

3.10          Certain Contracts.

(a)           Section 3.10(a) of the Company Schedule contains an accurate and complete list of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth  in such section of the Company Schedule, and each such Contract entered into after the date hereof and prior to the Closing Date that if in effect as of the date hereof would be required to be disclosed in Section 3.10(a) of the Company Schedule, a “Company Material Contract”):

(i)            each Contract other than with respect solely to Company Stock Options which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company or any of their respective Subsidiaries to any director, officer, consultant or employee thereof;

(ii)           each Contract with a labor union or guild (including any collective bargaining agreement);

(iii)          each Contract pursuant to which any of the benefit of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (iii), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan);

(iv)          each Contract concerning the use of any material Intellectual Property;

(v)           each Contract which relates to the incurrence of any indebtedness by the Company or any  Subsidiary of the Company, including any sale and leaseback transaction, capitalized leases and other similar financing transactions;

(vi)          each Contract that the Company reasonably expects will individually require aggregate expenditures by the Company and/or any of its Subsidiaries in the 12 month period immediately following the date of this Agreement of more than $100,000, and which by its terms does not terminate or is not terminable without penalty by the Company or any of its Subsidiaries, as applicable, upon 90 days’ or less prior notice;

(vii)         each Contract involving payments of at least $75,000 in any year with a material distributor, sales representative, broker, manufacturer’s representative, or advertising arrangement that by its express terms is not terminable by the Company or any Subsidiary of the Company at will or by giving notice of 30 days or less, without liability;

(viii)        each joint venture or partnership Contract or similar Contract involving the sharing of profits, losses, costs or liability by the Company or any Subsidiary of the Company with any other Person;

(ix)           each Contract containing any confidentiality, non-competition or non-solicitation covenant or any covenant that prohibits or otherwise restricts, in any material respect, the Company or any Subsidiary of the Company (or which, following the consummation of the Merger, the Surviving Corporation or its Subsidiaries) from freely engaging in any line of business or to compete with any Person or in any geographic area or granting any exclusive distribution rights or “most favored nation status”;

(x)           each Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any product requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than (A) $75,000 in any fiscal year or (B) $250,000 in the aggregate;

(xi)          each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(xii)         each Contract in connection with a Related Party Transaction;

(xiii)        each Contract (A) with respect to  the employment and/or indemnification of any directors, officers, employees or consultants (other than standard offer letters which provide no more than at-will employment), or (B) including or involving a loan to a director or officer;

(xiv)        each Contract that is or could be material to the Company and its Subsidiaries, taken as a whole, under which the Company or any Subsidiary of the Company has agreed to indemnify any Person against any claim of infringement, misappropriation, or violation of the Intellectual Property rights of a third person, other than Contracts entered into in the ordinary course of business; or

(xv)         any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) other than any contract referenced in clauses (i) through (xiv).

(b)           The Company has made available to Parent a complete and correct copy of all Company Material Contracts. Neither the Company nor any its Subsidiaries has received notice of, nor does it have any Knowledge of, any material violation of any Company Material Contract.

(c)           Each of the Company Material Contracts is a valid and binding obligation of the Company or its Subsidiaries, as the case may be, in full force and effect, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law), and, to the Knowledge of the Company, is valid and binding and in full force and effect as to the obligations of third parties thereto.  The Company and any Subsidiary of the Company has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any Subsidiary of the Company is in material default under any of the Company Material Contracts and the Company has no Knowledge of any default by another party, either pending or threatened, with respect to the Company Material Contracts, except for any default which would not reasonably be expected to constitute a Company Material Adverse Effect.  As of the date of this Agreement, the Company has not received any written notice of termination or cancellation under any Company Material Contract.

3.11          Compliance with Law; Regulatory Matters; Permits; Subsidies.

(a)           The Company and each of its Subsidiaries is, and to the Knowledge of the Company has at all times since January 1, 2013, been, in compliance with all Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all of any portion of the cost of, any remedial action of any nature that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity or NASDAQ, and have timely paid all fees and assessments due and payable in connection therewith.

(b)           None of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or Affiliates, or, to the Knowledge of the Company, any Person providing services or products to the Company or its Subsidiaries (including any Third Party CRO/Suppliers (as defined herein)), (i) are debarred under Section 306(a) or 306(b) of the FDA Act; (ii) have been charged with, or convicted of, any felony under applicable laws related to any of the following:  (A) the development or approval of any medical device or drug product or the regulation of any medical device or drug product under any applicable Law (including the FDA Act); (B) a conspiracy to commit, aid or abet the development or approval of any medical device or drug product or regulation of any medical device or drug product under any applicable Law (including the FDA Act); (C) health care program-related crimes (involving Medicare or any other health care program administered by any Governmental Entity); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; or (iii) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or state health care programs or any health care programs administered by any other Governmental Entity (including convicted of a criminal offense that falls within the scope of 42 U.S.C. 1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs.

(c)           The Company and its Subsidiaries are in material compliance, and to the Knowledge of the Company, any Person providing services or products to the Company or its Subsidiaries (including any Third Party CRO/Suppliers) are in material compliance, with all Laws applicable to the development, manufacture, storage, transportation, distribution, marketing, pricing, advertising, sale, promotion, warehousing, packaging, labeling, handling and/or testing of the Company Products.  Set forth in Section 3.11(c) of the Company Schedule is a true and complete list of all of the Company’s products and product candidates (“Company Products”) noting, where applicable, (i) the phase as of the date of this Agreement of clinical trial or development each product is in, and (ii) those Company Products where FDA approval and/or other Permits have been applied for and/or received, and listing the application made and/or the Permit or decision thereon obtained and the owner of any such Permit.  For each Company Product, the Company has made available to Buyer a complete and correct copy of the Permit and related file.

(d)           None of the Company or its Subsidiaries, nor to the Company’s Knowledge any Person providing products or services to the Company or its Subsidiaries (including any Third Party CRO/Suppliers), is in receipt of written notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of the Company Products or to the facilities in which such compounds or products are manufactured, collected or handled, by the FDA or any other applicable Governmental Entity.  There are no pending or, to the Knowledge of the Company, threatened actions, proceedings or complaints by the FDA or any other applicable Governmental Entity against the Company or its Subsidiaries, or to the Company’s Knowledge any Person providing products or services to the Company or its Subsidiaries (including any Third Party CRO/Suppliers) relating to any of the Company Products or to the facilities in which such Company Products are manufactured, collected or handled or which would otherwise prohibit or impede the conduct of the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted.  Without limiting the generality of the foregoing, Section 3.11(d) of the Company Schedule sets forth each FDA Form 483 or similar inspection report and any warning letter or other similar notice that the Company or its Subsidiaries or, to the Company’s Knowledge, any Person providing products or services to the Company or its Subsidiaries (including any Third Party CRO/Suppliers) has received from the FDA or any other applicable Governmental Entity relating to any of the Company Products or to the facilities in which such Company Products are manufactured, collected or handled.  True, correct and complete copies of any item set forth in Section 3.11(d) of the Company Schedule and all responses and other correspondence submitted by, or on behalf of, the Company or its Subsidiaries to or from the FDA or any applicable Governmental Entity (and to the extent available to the Company any similar correspondence to or from any Person providing products or services to the Company or its Subsidiaries (including Third Party CRO/Suppliers)) with respect to such items have been made available to Parent.  The Company and its Subsidiaries have promptly responded to each of the items set forth in Section 3.11(d) of the Company Schedule and have taken all steps required to remedy any deficiencies or deviations noted in any such items.

(e)           Section 3.11(e) of the Company Schedule sets forth all (A) each third party contract research organization or other provider of services engaged by the Company or its Subsidiaries to perform clinical services and/or trials on any Company Product and (B) each third party manufacturer and each supplier of material compounds and components (including active pharmaceutical ingredients)and products incorporated and/or used in any Company Product or otherwise used by the Company or its Subsidiaries (each a “Third Party CRO/Supplier”).  The Company has inspected Third Party CRO/Suppliers and, to the Company’s Knowledge, each such Third Party CRO/Supplier (i) has complied and is complying in all material respects with all applicable Laws administered by the FDA, and, to the extent applicable, other Governmental Entities, and (ii) has all material Consents and Permits necessary to conduct its business and perform its obligations as Third Party CRO/Supplier and all such Consents and Permits are in full force and effect.

(f)            To the Knowledge of the Company, the inventory of Company Products has been manufactured, handled, stored and distributed in accordance in all material respects with applicable Law, including current “Good Manufacturing Practice,” or cGMP regulations.

(g)           The Company has made available to Parent information regarding all serious as well as non-serious adverse events which, to the Knowledge of the Company, have occurred during the course of any studies conducted by or on behalf of the Company with respect to any of the Company Products.  There have been no reportable adverse events which, to the Knowledge of the Company, have occurred during the course of any studies conducted by or on behalf of the Company with respect to any of the Company Products. There have been no product recalls conducted by or issued to the Company or its Subsidiaries and no requests from the FDA or any other applicable Governmental Entities requesting the Company or its Subsidiaries to cease to investigate, test, manufacture or distribute any of the Company Products.

(h)           All studies and trials conducted by or on behalf of the Company and its Subsidiaries on all Company Products have been made available to Parent, and the Company has otherwise provided for review all material preclinical and clinical studies and trials regarding the efficacy and safety of all Company Products.  No clinical trial of a Company Products has been suspended, put on hold or terminated prior to completion by any Governmental Entity. The Company has heretofore made available to Parent all material written correspondence between the Company and its Subsidiaries with the FDA and any other applicable Governmental Entity regarding any Company Products.

(i)            Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any officer, Employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any investigation by, and no such investigation has been instituted or, to the Company’s Knowledge, threatened by any Governmental Entity, including (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (ii) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. § 3729 et seq.).

(j)            The Company and its Subsidiaries do not manufacture, distribute, market, sell and/or otherwise commercialize any products or services outside of the United States.

(k)           The Company and each Company Subsidiary hold, and have at all times since January 1, 2013, held, all Permits from Governmental Entities (i) pursuant to which it currently operates or holds any interest in any of its properties; (ii) that are required to conduct or operate its business as now conducted and (iii) that are required for any employee, independent contractor or other individual to perform service for or on behalf of it in connection with the operation of its business.  Each of the Company and Subsidiary of the Company is in compliance in all material respects with all such Permits. To the Knowledge of the Company, all such Permits are in full force and effect and no modification, termination, suspension or cancellation of any such Permit is threatened.  No Permit held by the Company and its Subsidiaries is material to the operation of the Company’s business as currently conducted.

3.12          Litigation.

(a)           Except as set forth in Section 3.12 of the Company Schedules, there are no Actions of any nature pending or, to the Company’s Knowledge, currently threatened against the Company or any Subsidiary of the Company.  There is no Action by the Company or any Subsidiary of the Company currently pending.

(b)           There is no material order, writ, injunction, judgment or decree imposed upon the Company or any Subsidiary of the Company, or the assets of the Company or any Subsidiary of the Company, and, to the Company’s Knowledge, no such action has been threatened.

(c)           Since January 1, 2013, there has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13          Employee Plans.

(a)           Section 3.13(a) of the Company Schedules sets forth a true and complete list of all “employee benefit plans” as defined in Section 3(3) of ERISA, and all other equity, stock purchase, stock incentive, severance, employment, change-in-control, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, parenting, sabbatical, fringe benefit, bonus, incentive, deferred compensation or similar plan, program, practice, commitment, contract, agreement or understanding, and any trust, escrow, insurance contract or other agreement related thereto, other than standard offer letters which provide for no more than at-will employment (and do not include any obligations or payments payable by the Company upon termination of such individual’s employment) and copies of which have been previously provided to Parent (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), in each case, whether formal or informal, oral or written, legally binding or not, which is sponsored, maintained, contributed to or required to be contributed to by the Company and/or any of its Subsidiaries or ERISA Affiliates under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries or ERISA Affiliates had, has or may have any present or future right to benefits or (ii) under which the Company or any Subsidiary or ERISA Affiliate has or may have any present or future liability (collectively, the ”Company Employee Plans”). With respect to the Company Employee Plans, except as set forth on Section 3.13(a) of the Company Schedule:

(i)           no Company Employee Plan provides for or continues benefits, including, without limitation, medical, health, severance, life insurance or other post-employment or death benefits (through insurance or otherwise), with respect to any current or former employee of the Company or any ERISA Affiliate or Subsidiary, or any dependent or beneficiary thereof, beyond their retirement or other termination of service, other than coverage required by applicable Law and, to the Knowledge of the Company, there has been no communication made by the Company or any ERISA Affiliate or Subsidiary to any current or former employee that could reasonably be expected to guarantee or promise any such benefits;

(ii)           no Company Employee Plan is: (A) subject to Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (C) a plan maintained by more than one employer that is subject to Section 413(c) of the Code, (D) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (E) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or (F) maintained or subject to Laws outside the jurisdiction of the United States or covers any employee residing or working outside of the United States; and

(iii)          no Company Employee Plan or other program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company or any Company Subsidiary or ERISA Affiliate that would not be tax deductible under Code Sections 162(a)(1), 162(m) or 404 or any payment that would be a “parachute payment” within the meaning of Code Section 280G (without regard to subsection (b)(4) thereof) after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any employee under any Company Employee Plan or other program, agreement or other arrangement.

(b)           The Company has heretofore delivered or made available to Parent true, correct and complete copies, with respect to each Company Employee Plan, to the extent applicable, of: (i) all plan documents, related trust agreements or insurance contracts, (ii) the most recent IRS determination or opinion letter for each Company Employee Plan intended to qualify under Code Section 401(a), (iii) the current summary plan description (or any other such summary of the terms and conditions of the Company Employee Plan, including a summary description of any Company Employee Plan not otherwise in writing) and any summaries of material modification, (iv) any material communications distributed to participants during the most recent plan year, (v) all annual reports (Form 5500 series) for each Company Employee Plan filed for the preceding three plan years, including all schedules thereto and financial statements with attached opinions of independent accountants, (vi) all nondiscrimination and top-heavy testing reports for the three preceding plan years (vii) all investment policy statements, committee minutes, investment management agreements, or similar documents or agreements relating to the ongoing administration and investment of such Company Employee Plan and (viii) all material correspondence relating to any such Company Employee Plan addressed to or received from the IRS, the Department of Labor or any other governmental agency.

(c)

(i)            Each of the Company Employee Plans (and any related trust agreement or insurance contract) has been maintained, operated, administered and funded in material compliance with its terms and applicable Laws, including but not limited to ERISA and the Code;

(ii)           Each of the Company Employee Plans intended to be qualified under Section 401(a) of the Code is so qualified, and (A) each such Company Employee Plan has received within the last five years from the IRS a favorable determination letter (or with respect to a prototype plan, can rely on a favorable opinion letter to the prototype plan sponsor) stating that such Company Employee Plan is qualified under Section 401(a) of the Code and its related trust is exempt from federal income tax under Section 501(a) of the Code; and (B) to the Company’s Knowledge, no circumstance or event has occurred that will or could reasonably be expected to give rise to the revocation of any such determination letter, or the disqualification or loss of tax-exempt status of any such Company Employee Plan or related trust under Sections 401(a) or 501(a) of the Code, or which would otherwise cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii)          With respect to each applicable Company Employee Plan (A) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Company Employee Plan when due or have been accrued in compliance with generally accepted accounting practices (B) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred, (C) no matters are currently pending under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program, (D) to the Company’s Knowledge, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in liability to the Company, its Subsidiaries or ERISA Affiliates or any of their respective directors, officers or employees, or a trustee, administrator or other fiduciary of any trusts created under any Company Employee Plan;

(iv)          To the Knowledge of the Company, there are no pending, threatened or anticipated suits, disputes or claims (other than routine claims for benefits) with respect to any of the Company Employee Plans;

(v)          To the Knowledge of the Company, neither the Company nor any ERISA Affiliate or Subsidiary has or could reasonably be expected to have, any material liability, including any obligations under any Company Employee Plan, with respect to any misclassification of a person performing services as an independent contractor or employee;

(vi)          Each of the Company Employee Plans can be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Company Employee Plan in the financial statements referred to in Sections 3.6 and 6.11 hereto and none of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement will limit or restrict the right of the Company or its ERISA Affiliates or Subsidiaries, as applicable, to merge, amend or terminate any of the Company Employee Plans;

(vii)         Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in compliance with Section 409A of the Code, treasury regulations promulgated thereunder, and any administrative guidance relating thereto and,  no additional taxes under Section 409A of the Code has been or could reasonably be expected to be incurred by any participants in any such Company Employee Plans;

(viii)        Each stock option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Employee Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the board of directors of the applicable company or the compensation committee thereof actually awarded it, (iv) is designed to be exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Company’s Tax Returns and the financial statements referenced in Sections 3.6 and 6.11 hereto, respectively; and

(ix)          All material reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Company Employee Plan have been timely filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Company Employee Plans were, if applicable, certified without qualification by each Company Employee Plan’s accountants and actuaries.

3.14          Labor and Employment Matters.

(a)           Section 3.14(a) of the Company Schedules lists (i) each agreement between the Company or any Subsidiary of the Company and an employee of the Company or any Subsidiary of the Company that provides for severance pay or other benefits in the event of the termination of such employee’s employment and (ii) each agreement pursuant to which the transactions contemplated by this Agreement will or could entitle any individual to any severance pay or other benefits.

(b)           The Company and its Subsidiaries (i) have not and are not engaged in any unfair labor practice as determined by the National Labor Relations Board (the ”NLRB”) with respect to any employee within the NLRB’s jurisdiction; (ii) no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending before the NLRB or threatened; (iii) there is no, and in the preceding 12 months has been no, labor strike, slowdown, stoppage or labor dispute pending or threatened against or involving the Company or any Company Subsidiary; (iv) no representation dispute exists respecting the employees of the Company or any Company Subsidiary and any labor union; (v) no collective bargaining agreement, work council agreement, work force agreement or any other labor union contract is currently being negotiated by the Company or any Company Subsidiary, nor have the Company or any Company Subsidiary been a party to a collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Subsidiary of the Company, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (vi) the Company and its Subsidiaries are not experiencing and have not experienced any material labor dispute since January 1, 2013; (vii) no grievance or arbitration proceeding is pending or, to the Company’s Knowledge, currently threatened against the Company or any Company Subsidiary; (viii) there are no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or, to the Company’s Knowledge, currently threatened against the Company or any Company Subsidiary; (ix) the Company and its Subsidiaries have no wage and hour claim or investigation pending before or by any Governmental Entity, and no such claim or investigation has been threatened; (x) no occupation health and safety claims have been made against the Company or any Company Subsidiary; and (xi) there has been no “mass layoff” or “plant closing” by the Company or any Company Subsidiary, in each case, as defined in the Workers Adjustment Retraining and Notification Act (“WARN”), or any other mass layoff or termination program that has or could reasonably be expected to trigger notification obligations pursuant to WARN or similar state law or which has or could reasonably be expected to result in liability to the Company or any Subsidiary of the Company pursuant to WARN or any similar state law. The Company and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”), nor been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

(c)           To the Knowledge of the Company, the Company or any Subsidiary of the Company is not currently and has not since January 1, 2013, been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(d)           The Company and each Subsidiary of the Company is currently in compliance, in all material respects, with all applicable federal and state or other applicable Laws relating to employment, including without limitation, those Laws related to discrimination, wage payment, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authority and has timely withheld and paid to the appropriate governmental authority all amounts required to be withheld from  employees or other individuals and is not liable for any wages, taxes, penalties or other sums for failing to comply with any of the foregoing, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

3.15          Insurance.  Section 3.15 of the Company Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by the Company and any Company Subsidiary, including the name of the insurer, the policy number, the type of policy, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. All premiums due and payable under the insurance policies have been paid on a timely basis, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion and the Company and each Subsidiary of the Company is in compliance in all material respects with all other terms thereof and is not in breach or default under any terms thereof. To the Knowledge of the Company, no insurance carrier has threatened to: (i) cancel or invalidate any insurance policy; (ii) refuse any coverage or rejection of any claim under any insurance policy; or (iii) materially adjust, during the term of such policy, the amount of premiums payable with respect to any insurance policy. True, correct and complete copies of all such policies and bonds reflected at Section 3.15 of the Company Schedule, as in effect on the date hereof, have been made available to Parent.

3.16          Taxes.

(a)           (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed and any such extensions shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes due and payable by the Company or any of its Subsidiaries have been paid in full, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established; (iii) there is currently no audit examination, deficiency assessment, refund litigation or, to the Knowledge of the Company, Tax investigation with respect to any Taxes of the Company or any of its Subsidiaries, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to Tax in that jurisdiction; (iv) neither the Company nor any of its Subsidiaries (A) has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, or (B) is subject to a private letter ruling of the IRS or comparable rulings of any other Taxing Authority; (v) there are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been established; (vi) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) the Company is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “Company Group”); (viii) neither the Company nor any of its Subsidiaries is or has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the Company Group and neither the Company nor any of its Subsidiaries is liable for any Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) the Company is not a party to or bound by any Tax allocation or sharing agreement other than any such agreement with respect to the Company Group or any of its members; (x) the Company has made available to Parent copies of all material Tax Returns that have been filed with respect to the taxable periods of the Company and its Subsidiaries ended on or after December 31, 2012, 2013 and 2014; (xi) the accrued Taxes of the Company and its Subsidiaries not yet payable did not, as of the date of any financial statements of the Company furnished to Parent pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns; (xii) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) neither the Company nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b); (xiv) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law); (xv) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (A) change in method of accounting either imposed by the IRS or voluntarily made by the Company or any of its Subsidiaries on or prior to the Effective Time, (B) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law) undertaken or created by the Company or any of its Subsidiaries on or prior to the Effective Time, (C) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Effective Time, (D) a prepaid amount received or paid prior to the Effective Time, (E) deferred gains arising prior to the Effective Time, (F) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) or (G) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); and (xvi) the Company has made available to Parent its work papers regarding all material Financial Accounting Standards Board Interpretation No. 48 matters with respect to the Company and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(b)           Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or has Knowledge of any agreement or plan that could reasonably be expected to prevent the Merger and the Secondary Merger, considered together as a single, integrated transaction for United Stated federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)           For purposes of this Agreement:

(i)           “Tax” means (A) all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Taxing Authority together with all penalties and additions to tax and interest thereon and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treas. Reg. § 1.1502-6 (or any similar provision of law) or otherwise.

(ii)           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

(iii)           “Taxing Authority” means any of the following to the extent it is entitled to exercise any taxing authority or power:

A.          a nation, state, county, city, town, village, district, or other jurisdiction of any nature;

B.           a federal, state, local, municipal, foreign, or other government;

C.           a governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

D.           a multi-national organization or body.

3.17          Environmental Matters.

(a)           The Company and each of its Subsidiaries have duly complied with, and all the real estate owned or leased by it currently (hereinafter referred to collectively as the “Premises”) are in compliance in all material respects with all applicable Environmental Laws and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder.

(b)           The Company and each of its Subsidiaries have been issued, will maintain and is in compliance with, any Environmental Licenses and other Consents required under applicable Environmental Laws and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder, for the operation of its business, the use of the Premises, and any activities conducted thereon, and compliance with the terms and conditions thereof in all material respects.

(c)           Neither the Company nor any of its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice from any Person or entity, including any Governmental Entity, of any violation or potential claim of any Environmental Law or other applicable health or safety Laws, codes or ordinances, and any rules or regulations promulgated thereunder, that (i) relates to the use, operation, ownership or occupancy of any of the Premises, (ii) relates to the violation of any covenants, conditions, easements, rights of way or restrictions affecting any of the Premises or any rights appurtenant thereto and/or (iii) alleges that the Company or any of its Subsidiaries is not in material compliance with applicable Environment Law and other applicable health or safety Laws, codes or ordinances, and any rules or regulations promulgated thereunder.

(d)           Except in compliance with all applicable Environmental Laws, including any applicable Environmental Licenses, and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder, neither the Company nor any of its Subsidiaries has caused or contributed to, and to the Company’s Knowledge there are no circumstances that would reasonably be expected to cause or contribute to, any Environmental Release associated with the Premises. To the Knowledge of the Company, no other Person has caused any Environmental Release on, at, to, from or underneath the Premises or any other real property facility that is, or was formerly, used, leased or operated by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Premises whether in storage tanks, landfills, pits, ponds, lagoons or otherwise.

(e)           The Company has not received any complaint, order, directive (other than directives applicable to the general public), claim, demand, suit, judgment, request for information, citation or notice by any Governmental Entity or any other Person or entity with respect to (i) any Environmental Law, (ii) Environmental Releases, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the manufacture, processing, distribution, use, generation, handling, treatment, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety Laws affecting the Company or any of its Subsidiaries, any of the Premises or any improvements located thereon, or the businesses thereon conducted by the Company.

(f)           To the Knowledge of the Company, there are no facts, circumstances or conditions existing, initiated or occurring prior to the date hereof which have or will result in material liability to the Company or any of its Subsidiaries under any Environmental Law.

(g)           Notwithstanding any other provisions of this Agreement, the representations in this Section 3.17 are the only representations, warranties, or assertions by the Company regarding (i) compliance with or liability pursuant to Environmental Laws and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder, (ii) Environmental Releases, and (iii) Environmental Licenses.

3.18          Transactions with Affiliates.  Except as set forth in the Company SEC Reports, no (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the shares of Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets or has any interest in any property owned by the Company or any Subsidiary of the Company or has engaged in any transaction with any of the foregoing since January 1, 2013, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each of the foregoing, a “Related Party Transaction”).

3.19          Foreign Corrupt Practices Act.  Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other federal, foreign, or state anti-corruption or anti-bribery Law or similar Law criminalizing payments to or offers of payments to public officials or employees, or to political parties or campaigns, and applicable to the Company or any Subsidiary of the Company.  The Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls reasonably designed to ensure compliance with all such federal, foreign or state anticorruption or anti-bribery Laws.

3.20          Brokers and Other Advisors.  Except as set forth on Section 3.20 of the Company Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, Secondary Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.21          Opinions of Financial Advisors.  The Board of Directors of the Company has received the oral opinion (to be confirmed in writing) of Aquillo Partners, L.P., to the effect that, as of the date of this Agreement (and as of the date of the written confirmation), the Per Share Merger Consideration to be paid to the holders of shares of Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of the written opinion of Aquillo Partners, L.P. rendered to the Board of Directors of the Company will promptly be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.

3.22          Company Stockholder Approval.  The adoption of this Agreement by the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby.

3.23          Reserved.

3.24          OFAC.  Neither the Company  nor any Company Subsidiary is, nor to the Knowledge of the Company is expected to become, a person or entity with whom a United States person or entity is restricted from doing business (a “Blocked Person”) under regulation of the Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any United States statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action (collectively, the “Asset Control Regulations”). The Company and its Subsidiaries have instituted and maintained policies, procedures and controls reasonably designed to ensure compliance with all such Asset Control Regulations. To the Knowledge of the Company, no Subsidiary or Affiliate of the Company is unlawfully engaging nor has any Subsidiary or Affiliate of the Company or any its Subsidiaries unlawfully engaged in any dealings or transactions with, and no Subsidiary or Affiliate of the Company has been otherwise unlawfully associated with Blocked Persons.

3.25          Takeover Laws.   The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby or thereby. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby.

3.26          Product Liability.   There is no currently pending nor, to the Knowledge of the Company, any threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability for product liability, warranty, material back-charge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) against the Company or any of its Subsidiaries, whether arising from services rendered by, the sale, distribution, or installation of products by, or the operation of the business of the Company and its Subsidiaries.  All services rendered and products sold by the Company or its Subsidiaries have been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company not its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for damages in connection therewith.  No services or products provided by the Company or any of its Subsidiaries are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale, a true, correct and complete copy of which has been delivered to Parent.

3.27          Inventory.   The Company or its Subsidiaries has good and marketable title to its inventory free and clear of all Encumbrances (other than Permitted Encumbrances. To the Company’s Knowledge, (a) the inventory has been manufactured in accordance with the specifications therefor as set forth in the applicable manufacturing documentation, the applicable Permit and other Laws, (b) The inventory is in good and merchantable condition, has been properly stored in accordance with the relevant specifications and is sufficient for the operation of the Company and its Subsidiaries in the ordinary course consistent with past practice, and (c) the inventory levels are not in excess of normal operating requirements for the Company and its Subsidiaries.

3.28          Customers and Vendors.   Section 3.28 of the Company Schedules sets forth a list of (a) the ten largest customers of the Company (on a consolidated basis) measured by dollar value of gross sales to such customer for the fiscal year ended December 31, 2014, and (b) the ten largest vendors based on the aggregate dollar amount of purchases of vendor product by the Company (on a consolidated basis) during such fiscal year.  No such customer or vendor has (i) informed the Company in writing that it intends to terminate its relationship with the Company and (ii) during the last 12 months decreased materially or threatened in writing to decrease or limit materially its relationship with the Company. To the Company’s Knowledge, no such customer or vendor has a right to or is likely to terminate its business relationship with the Company because of the transaction contemplated herein or because of change-in-control of the Company pursuant to this Agreement.  All amounts owing from such customers or to such vendors have been paid in all material respects in accordance with their respective terms.

3.29          Full Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Materials will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or Secondary Merger Sub. The Proxy Materials will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

3.30          No Other Representations. The Company acknowledges that each of Parent, Merger Sub and Secondary Merger Sub has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 4 of this Agreement, and that the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 4 of this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECONDARY MERGER SUB

As a material inducement of the Company to enter into this Agreement, Parent, Merger Sub and Secondary Merger Sub hereby make, as of the date hereof and as of the Closing Date, the following representations and warranties to the Company, except as otherwise set forth in the written disclosure schedules attached hereto (the “Parent Schedules”), it being understood that any information set forth in any Parent Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure that such information is relevant to such other section or subsection.

4.1          Organization, Power, Standing and Qualification.

(a)           Parent is a public limited company duly organized and validly existing under the laws of the England and Wales. To the extent such concept or similar concept exists in the relevant jurisdiction, Parent is qualified to do business and is in good standing under the laws of any jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted.  Parent has delivered to the Company complete and correct copies of its articles of association, as in effect on the date hereof (the “Articles”).

(b)           Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

(c)           Secondary Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Secondary Merger Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

4.2          Capitalization of Parent.

(a)           As of the date of this Agreement, the issued share capital of Parent consists of 27,810,760 Parent Ordinary Shares and 1,000,001 deferred shares of £1 each.

(b)           As of the date of this Agreement, the directors  of Parent have sufficient authority to issue the aggregate amount of Per Share Stock Consideration required to satisfy the obligation of Parent under Section 2.6(a), and such shares shall be validly issued, fully paid and issued in compliance in all material respects with all applicable Laws and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the UK Companies Act, the Articles or any contract to which Parent is a party or otherwise bound, all Parent Depositary Shares representing such Parent Ordinary Shares have been and will be, validly issued in accordance with the Deposit Agreement and the persons in whose names American Depositary Receipts evidencing such Parent Depositary Shares are registered are, or will be, entitled to the rights of registered holders of such American Depositary Receipts specified therein and in the Deposit Agreement.

(c)           Except as set forth in Section 4.2(c) of the Parent Schedule, there are no outstanding options, warrants, rights of first refusal, preemptive rights, subscription rights or other similar rights, conversion rights, exchange rights, stock option plans, “phantom stock” rights, stock  appreciation rights, stock based performance units, contracts, or other agreements, calls or commitments, either directly or indirectly, for the purchase or acquisition from the Company of any shares of Parent capital stock.

(d)           Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

4.3          Authority; Execution and Delivery; Enforceability.

(a)           Each of Parent, Merger Sub and Secondary Merger Sub has all the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Parent, Merger Sub and Secondary Merger Sub of this Agreement and the consummation by Parent, Merger Sub and Secondary Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent, Merger Sub and Secondary Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub), and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of each of Merger Sub and Secondary Merger Sub, subject to the filing with the Secretary of State of the State of Delaware of the Certificate of Merger or Secondary Merger Certificate of Merger, as applicable, in accordance with Section 251 of the DGCL. Each of Parent, Merger Sub and Secondary Merger Sub has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Company of this Agreement) will constitute a valid and binding obligation of each of Parent, Merger Sub and Secondary Merger Sub, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(b)           Neither the execution and delivery of this Agreement by each of Parent, Merger Sub and Secondary Merger Sub, nor the performance by each of Parent, Merger Sub and Secondary Merger Sub of its obligations hereunder, the consummation by each of Parent, Merger Sub and Secondary Merger Sub of the Merger, the Secondary Merger and other transactions contemplated hereby, including, with respect to Parent, the delivery by Parent of the Parent Depositary Shares pursuant to the Merger, and compliance by each of Parent, Merger Sub and Secondary Merger Sub with any terms or provisions hereof, will not (i) contravene or violate any provision of the Articles or any comparable charter and organizational documents of Merger Sub or Secondary Merger Sub or (ii) assuming the consents and approvals referred to in Section 4.3(a) hereof are duly obtained, (x) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Parent, Merger Sub or Secondary Merger Sub under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease or contract to which Parent, Merger Sub or Secondary Merger Sub is a party, or by which Parent, Merger Sub or Secondary Merger Sub or any of its assets may be bound or affected, except, in the case of this clause (ii)(x), violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (y) violate any Laws applicable to Parent, Merger Sub or Secondary Merger Sub, or any of their respective properties or assets, or any of the Permits to which Parent, Merger Sub or Secondary Merger Sub or the Company is subject.

(c)           Each of the boards of directors of Parent, Merger Sub or Secondary Merger Sub has (i) approved and declared advisable, fair and in the best interests of Parent, Merger Sub or Secondary Merger Sub, as the case may be, this Agreement, the Merger, the Secondary Merger and the transactions contemplated hereby, (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent, Merger Sub or Secondary Merger Sub, as the case may be, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub.

4.4          Consents and Approvals.

(a)           Except for (i) the filing of the Certificate of Merger or Secondary Certificate of Merger, as applicable with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws, (iii) any notices or filings required under FDA Act, (iv) the filing with the SEC of the Registration Statement, which will include the proxy statement/prospectus to be used in soliciting the approval of the Company’s stockholders at the Special Meeting, and the Form F-6, and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. or foreign securities laws, (iv) the obtainment of the Company Stockholder Approval, and (v) the filing of a listing application with NASDAQ and acceptance by NASDAQ of such listing application, subject to official notice of issuance, and compliance with any applicable rules and regulations of NASDAQ, no consents or approvals of or filings or registrations by Parent with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by each of Parent, Merger Sub and Secondary Merger Sub of this Agreement, and (2) the consummation by Parent, Merger Sub and Secondary Merger Sub of the Merger, the Secondary Merger and the other transactions contemplated hereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Parent Material Adverse Effect.

(b)           Parent has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, acceptances, authorizations, applications, notices, filings or waivers thereof from NASDAQ or any Governmental Entity referred to in Section 4.4(a) required to be obtained by Parent cannot be obtained or granted on a timely basis.

4.5          IPO Admission Document.

(a)           All statements of fact contained in the IPO Admission Document were true and accurate in all respects when given and were not misleading in any respect.

(b)           All expressions of opinion, intention or expectation contained in the IPO Admission were when given honestly given held and were subject of due care and attention.

(c)           There are no facts known to the Parent which are not disclosed in the IPO Admission Document which has arisen since such date and would:

(i)             materially affect the import of the information contained therein;

(ii)            make any statement therein (whether of fact or opinion) false or misleading in any material respect; or

(iii)           materially invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion).

(a)           The IPO Admission Document and the publication and distribution thereof complied in all materials respects, when published and distributed, with the requirements of the UK Companies Act, the AIM Rules and the UK FSMA.

4.6          Parent Accounts.           The Parent Accounts:

(a)           have been prepared in accordance with IFRS and other applicable laws and regulations and those parts of the UK Companies Act applicable to companies reporting under IFRS and, either make proper provision for or, where appropriate, include a note in accordance with IFRS, in respect of all liabilities, whether actual, deferred, contingent or disputed including (i) financial lease commitments and pension liabilities; (ii) all capital commitments, whether actual or contingent, of the relevant company as at the relevant date; and (iii) all liabilities, whether actual, deferred, contingent or disputed of the relevant company for tax measured by reference to income, profits or gains, earned, accrued or received during the relevant financial period or arising in respect of an event occurring or deemed to occur during the financial period; and

(b)           have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent and each of Parent’s Subsidiaries, and the consolidated results of their operations (including profits or losses) and cash flows, for each of the dates and for the periods shown, in conformity with IFRS.

4.7          Reports and Filings.  Parent has furnished to the AIM team of the London Stock Exchange, on a timely basis, all, schedules, forms, and other documents required to be filed with or furnished to the AIM team of the London Stock Exchange required since the IPO Admission Date.

4.8          Absence of Certain Changes.  Since December 31, 2014 to the date of this Agreement, (i) Parent has carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any occurrence or event which, individually or in the aggregate, has resulted in or which would reasonably be expected to  result in any Parent Material Adverse Effect and (iii) Parent has not taken any other action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.2 hereof, except for breaches as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.9          Compliance with Laws.

(a)           Parent and each of its Subsidiaries is, and to the Knowledge of Parent has at all times since January 1, 2013 been, in compliance with all Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received any written notice or other communication from any Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (ii) any actual, alleged, possible or potential obligation on the part of Parent to undertake, or to bear all of any portion of the cost of, any remedial action of any nature that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2013, Parent and each of its Subsidiaries has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity or AIM, and have timely paid all fees and assessments due and payable in connection therewith. Neither Parent nor any Subsidiary of Parent has ever marketed or sold any of its products in the United States.

(b)           None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or Affiliates, or, to the Knowledge of the Parent, any Person providing services or products to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers (as defined herein)), (i) are debarred under Section 306(a) or 306(b) of the FDA Act; (ii) have been charged with, or convicted of, any felony under applicable laws related to any of the following: (A) the development or approval of any medical device or drug product or the regulation of any medical device or drug product under any applicable Law (including the FDA Act); (B) a conspiracy to commit, aid or abet the development or approval of any medical device or drug product or regulation of any medical device or drug product under any applicable Law (including the FDA Act); (C) health care program-related crimes (involving Medicare or any other health care program administered by any Governmental Entity); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; or (iii) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any health care programs administered by any Governmental Entity (including convicted of a criminal offense that falls within the scope of 42 U.S.C. 1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs.

(c)           Parent and its Subsidiaries are in material compliance, and to the Knowledge of Parent, any Person providing services or products to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers) are in material compliance, with all Laws applicable to the development, manufacture, storage, transportation, distribution, marketing, pricing, advertising, sale, promotion, warehousing, packaging, labeling, handling and/or testing of Parent’s and Parent’s Subsidiaries products and product candidates (“Parent Products”).

(d)           None of Parent or its Subsidiaries, nor to Parent’s Knowledge any Person providing products or services to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers), is in receipt of written notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of the Parent Products or to the facilities in which such compounds or products are manufactured, collected or handled, by the FDA or any other applicable Governmental Entity. There are no pending or, to the Knowledge of Parent, threatened actions, proceedings or complaints by the FDA or any other applicable Governmental Entity against Parent or its Subsidiaries, or to Parent’s Knowledge, any Person providing products or services to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers) relating to any of the Parent Products or to the facilities in which such Parent Products are manufactured, collected or handled or which would otherwise prohibit or impede the conduct of the business of the Parent and its Subsidiaries as currently conducted or contemplated to be conducted.

4.10          Litigation.

(a)           There are no Actions of any nature pending or, to Parent’s Knowledge, currently threatened against the Company or any Subsidiary of Parent.  There is no Action by Parent or any Subsidiary of Parent currently pending.

(b)           There is no material order, writ, injunction, judgment or decree imposed upon Parent or any Subsidiary of Parent, or the assets of Parent or any Subsidiary of Parent, and, to Parent’s Knowledge, no such action has been threatened.

(c)           Since January 1, 2013, there has not been nor are there currently any internal investigations or inquiries being conducted by Parent, the Board of Directors (or any committee thereof) of Parent or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.11          Interim Operation of Merger Sub and Secondary Merger Sub.  Each of Merger Sub and Secondary Merger Sub was formed solely for the purpose of engaging in the Merger or Secondary Merger, as the case may be, and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

4.12          Taxes.

(a)           Parent is not subject to any liabilities or claims for federal, state, local or foreign Taxes, including Taxes relating to prior periods, other than: (i) those set forth or adequately reserved against in the financial statements included in the IPO Admission Documents or Parent’s publicly available AIM documentation; and (ii) those incurred in the ordinary course of business since the date of the most recent balance sheet included in the IPO Admission Documents or Parent’s publicly available AIM documentation.

(b)           Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or has Knowledge of any agreement or plan that could reasonably be expected to prevent the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13          Ownership of Securities.  As of the date of this Agreement, none of Parent, Merger Sub, Secondary Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and none of Parent, Merger Sub, Secondary Merger Sub or their respective Affiliates holds any rights to acquire any shares of Common Stock, in each case except pursuant to this Agreement.

4.14          Parent Depositary Shares; Sufficiency of Funds.  Parent has, or will have available to it as the Effective Time, immediately available cash in amounts sufficient to pay any amounts payable in cash pursuant to this Agreement and to effect the transactions contemplated hereby. At the Effective Time, Parent shall have (i) sufficient authorized but unissued (i) Parent Ordinary Shares underlying the Parent Depositary Shares and (ii) Parent Depositary Shares, in each case to consummate the Merger

4.15          Full Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Secondary Merger Sub specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Materials will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Merger Sub or Secondary Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company.

4.16          Brokers and Other Advisors. Except as set forth in Section 4.16 of the Parent Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, Secondary Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.17          No Other Representations. Parent, Merger Sub and Secondary Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 3 of this Agreement, and that neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 3 of this Agreement.

ARTICLE 5.
COVENANTS RELATING TO THE CONDUCT OF THE BUSINESS

5.1          Conduct of Business by the Company.  During the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause each Subsidiary of the Company to, except as expressly contemplated by this Agreement or with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, carry on  its business in the ordinary course and consistent in with past practice. The Company will use commercially reasonable efforts to (x) preserve substantially intact its present business organization and capital structure, and keep available the services of its current officers and employees and the Company’s business organization and that of each Subsidiary intact and (y) maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries. Without limiting the generality of the foregoing, and except for matters set forth on Section 5.1 of the Company Schedule or as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company agrees that from the date hereof to the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries (or, with respect to  Company Employee Plans, ERISA Affiliates) to, directly or indirectly, do or agree to do, any of the following:

(a)           declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;

(b)           (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Company Option Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, (ii) repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any Company Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Company Subsidiary or (iii) take any action that would result in the change of any term (including any conversion price thereof) of any outstanding security of the Company or any of its Subsidiaries, except in connection with (A) withholding to satisfy Tax obligations with respect to Company Options or Company Warrants, (B) acquisitions in connection with the forfeiture of equity awards or (C) acquisitions in connection with the net exercise of Company Options or Company Warrants (to the extent required or permitted under the terms of the applicable Company Stock Plan, award agreement or Company Warrant);

(c)           issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any other securities or any securities convertible into or exercisable for, or for any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing (except pursuant to Company Stock Options, restricted stock or  Company Warrants outstanding on the date of this Agreement and disclosed on Section 3.3(c) or Section 3.3(d) of the Company Schedules, in each case in accordance with their present terms);

(d)           acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Person or division thereof;

(e)           acquire any material asset or make any capital expenditures, or incur any obligations or liabilities in connection therewith, except (i) pursuant to existing Contracts, (ii) for acquisitions or incurrences specifically set forth in the Budget and that do not exceed amounts designated in the Budget with respect thereto, or (iii) that, in the aggregate, would not exceed $50,000 per fiscal year;

(f)            make any  change to the Company Organizational Documents or other similar governing document of the Company or any Subsidiary;

(g)           adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(h)           take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or in violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(i)            except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets, or make any material changes in financial or Tax accounting methods, principles, or practices;

(j)             repurchase, prepay or incur any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person, except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice or (ii) with respect to borrowings between or among the Company and its wholly owned Subsidiaries;

(k)            mortgage, pledge or otherwise encumber (except for Permitted Encumbrances) any assets or sell, transfer, license or otherwise dispose of any material assets, other than sale of inventory and in the ordinary course of business and consistent with past practice;

(l)             make any loans, advances, or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(m)             (A) waive, release, assign, pay, discharge, settle, or satisfy any material claims or Action (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any of the transactions contemplated hereby or otherwise), other than those that (i) involve the payment of monetary damages (x) that are equal to or lesser than the amounts specifically reserved, if any, with respect thereto on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 included in the Company SEC Reports, (y) that do not exceed $75,000 individually or in the aggregate or (z) that do not exceed amounts specifically designated in the Budget with respect thereto, or (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company;

(n)           (i) terminate, materially amend, modify or waive any Company Material Contract or any material provision of any Company Material Contract, or make any material change in any instrument or agreement governing the terms of any of the Company’s securities, other than normal renewals in the ordinary course of business, or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect as of the date hereof;

(o)           except as required by Law, make or change any election in respect of Taxes; adopt or change any material accounting method in respect of Taxes; file any amended Tax Return or claim for refund of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, pre-filing or advance pricing agreement, Tax indemnity agreement or closing agreement; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; settle, compromise or surrender any right to claim a material refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p)           except with regard to the preparation and marketing of Oravig in the manner contemplated by the Budget, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(q)           hire any new employee for a newly created position with an annual base salary in excess of $75,000, or engage any independent contractor whose engagement may not be terminated by the Company without penalty on 30 days’ notice or less, unless (i) such independent contractor’s engagement is specifically contemplated by the Budget or (ii) the engagement of such contractor replaces a contractor who no longer provides services to the Company or any of its Subsidiaries and such engagement does not adversely affect the Budget in any material respect;

(r)             increase in any manner the compensation or benefits of, or pay any bonus to, any executive officer or director of the Company or any of its Subsidiaries;

(s)           increase or accelerate, in any manner, the compensation or benefits of, or pay any bonus to, any other employee, officer or independent contractor of the Company or any of its Subsidiaries, except for such increases or bonuses that are paid to non-executive officers of the Company in the ordinary course of business consistent with past practice or to the extent required under existing Company Benefit Plans or any Contract or by applicable Law;

(t)           except as required to comply with the Law or any Contract or Company Benefit Plan in effect on the date of this Agreement:

(i)             pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries or ERISA Affiliates any amount or benefit not provided for under any Contract or Company Benefit Plan in effect on the date of this Agreement,

(ii)            grant any benefits or awards under any Company Benefit Plan other than those that were disclosed to Parent prior to the date of this Agreement (including the grant of Company Stock Options, restricted stock, stock appreciation rights, or other stock-based or stock-related awards, performance units or restricted stock units or the removal of existing restrictions in any Contract or Company Benefit Plan or awards made thereunder),

(iii)           take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Contract or Company Benefit Plan,

(iv)           take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan,

(v)           except as contemplated by this Agreement, adopt, enter into, or amend any Company Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Law, for “at will employment” with no severance benefits, or

(vi)           make any material determination under any Company Benefit Plan that is not in the ordinary course of business consistent with past practice;

(u)           take any action or actions that would prevent the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a reorganization under Section 368(a) of the Code;

(v)           adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(w)          sell, lease, license or transfer to any Person any rights to the Company’s Intellectual Property, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practices;

(x)            take any action to terminate any material insurance policies referred to in Section 3.15;

(y)           take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in a Company Material Adverse Effect; or

(z)           authorize any, or commit or agree to take any of, the foregoing actions.

For purposes of this Section 5.1, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 5.1 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 5.1. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2          Conduct of Business by Parent.  Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, in contravention of Parent’s obligations under Section 6.5, (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Government Entity necessary to consummate the Merger or the other transactions contemplated hereby, (ii) significantly increase the risk of any Government Entity entering an order prohibiting the consummation of the Merger or the other Transactions or (iii) otherwise materially delay the consummation of the Merger or the other transactions contemplated hereby (each, a “Delay”). In addition, and without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned):

(a)           declare, pay or incur any obligation to pay any dividend on its Parent Ordinary Shares or declare, make or incur any obligation to make any distribution or redemption with respect to its Parent Ordinary Shares, other than dividends paid by any Subsidiary of the Parent to Parent or to any other wholly owned Subsidiary of Parent;

(b)           except as set forth in Section 5.2(b) of the Parent Schedule, issue, sell, or grant, or authorize the issuance, sale or grant of, any share capital of Parent except (A) for fair market value, as determined by Parent in good faith, or (B) upon the vesting of restricted stock units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any share capital of Parent which were issued with an exercise or conversion price of not less than fair market value, as determined by Parent in good faith, at the time of issuance; provided, that the foregoing shall not prohibit issuances of Parent Ordinary Shares, restricted stock units, options or rights as part of normal employee compensation in the ordinary course of business; provided further, that this Section 5.2(b) shall not prohibit the issuance of share capital, restricted stock units, options, warrants, convertible securities or other rights in connection with the acquisition of another entity or business;

(c)           (i) split, combine or reclassify its share capital, (ii) repurchase, redeem or otherwise acquire, any shares of capital stock of Parent or any Parent Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Parent or any Parent Subsidiary or (iii) take any action that would result in the change of any term (including any conversion price thereof) of any outstanding security of Parent or any of its Subsidiaries;

(d)           acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Person or division thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay;

(e)           make any  change to the Articles;

(f)            make any material change, other than reasonable and usual changes in the ordinary course of business and consistent with past practice, or may be required by GAAP or as a result of a change of Law, with respect to accounting policies or procedures;

(g)           take any action or actions that would prevent the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a reorganization under Section 368(a) of the Code;

(h)           adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(i)            take any action (or omit to take any action) if such action (or omission) would, or would reasonably be likely to, result in a Parent Material Adverse Effect; or

(j)            authorize any, or commit or agree to take any of, the foregoing actions.

ARTICLE 6.
ADDITIONAL AGREEMENTS

6.1          Preparation of Registration Statement and Proxy Statement/Prospectus; Board Recommendation; CVR Agreement.

(a)           As promptly as practicable following the date of this Agreement (and in no event more than forty-five days after the date hereof) Parent and Company shall prepare a draft of the Registration Statement (and the Proxy Statement/Prospectus included therein).  Once such draft is in a form reasonably acceptable to both parties, (i) Parent and the Company shall file with the SEC (as part of the Registration Statement) the Proxy Statement/Prospectus relating to the Company Stockholder Meeting (as defined herein) to be held to consider the adoption of this Agreement, and (ii) Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus in connection with the registration under the Securities Act of the Parent Depositary Shares (and the Parent Ordinary Shares represented thereby) to be issued in connection with the Merger. To the extent necessary, Parent shall cause the Depositary to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or post-effective amendment thereto, as applicable, on Form F-6 with respect to the Parent Depositary Shares deliverable in connection with the Merger.  Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, the Registration Statement and the Form F-6 pursuant to this Section 6.1, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus, the Registration Statement and Form F-6. Each of Parent and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC and will use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The respective parties will cause the Proxy Statement/Prospectus, the Registration Statement and the Form F-6 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company shall use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement has been declared effective by the SEC. Notwithstanding anything herein to the contrary, nothing herein shall require Parent to register the CVRs with the SEC or obtain the listing of the CVRs on any national securities exchange or market.

(b)           Each of Parent and the Company shall promptly notify the other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus, the Registration Statement or the Form F-6 or for additional information and shall supply the other with copies of all correspondence between Parent or any of its representatives or the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Form F-6.

(c)           If at any time prior to the Effective Time there shall occur (i) any event with respect to Parent or any of its Subsidiaries, or with respect to other information supplied by Parent for inclusion in the Registration Statement or the Proxy Statement/Prospectus, or (ii) any event with respect to the Company, or with respect to information supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, in either case, which event is required to be described in an amendment of or a supplement to the Registration Statement or the Proxy Statement/Prospectus, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Neither Parent nor the Company shall make any amendment to the Proxy Statement/Prospectus or the Registration Statement without the approval of the other party, which approval shall not be unreasonably withheld or delayed.

(d)           At or prior to the Effective Time, Parent shall cause the CVR Agreement to be duly authorized, executed and delivered by the Parent and the Rights Agent. The Company shall take all actions necessary to cause the Stockholder Representative to execute and deliver the CVR Agreement at or prior to the Effective Time.

6.2          Company Stockholder Meeting; Company Board Recommendation.

(a)           As soon as reasonably practicable after the Registration Statement is declared effective by the SEC (the “Effective Date”), the Company shall take all action required by applicable Law, the Company Organizational Documents and the rules of the NASDAQ, to call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval, and the Company shall not submit any other proposals to such holders in connection with the Company Stockholder Meeting (other than a proposal relating to executive compensation as may be required by Rule 14A-21(c) under the Exchange Act) without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date (whether in connection with the Company Stockholders Meeting or any adjournment or postponement thereof) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company Stockholders Meeting shall be held on a date selected by the Company in consultation with Parent no later than 50 days following the Effective Date. Except as permitted by Section 6.2(d), the Proxy Statement/Prospectus shall contain (i) the recommendation of the Board of Directors of the Company to the Company Stockholders that they adopt this Agreement (the recommendation of the Board of Directors of the Company being referred to as the “Company Board Recommendation”), and (ii) the unanimous determination of the Board of Directors of the Company that this Agreement is advisable and in the best interests of the Company Stockholders, and  neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify, modify or amend, or propose to withdraw, qualify, modify or amend, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, or take any action, or make any public statement, filing or release inconsistent with the Company Board Recommendation, except as and to the extent expressly permitted by Section 6.2(d).

(b)           The Company will, subject to Sections 6.2(d), use its reasonable best efforts to solicit the Company Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASDAQ and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders in advance of the vote on the adoption of this Agreement, (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders meeting or (iii) once (or, upon the written request or consent of Parent) for a period not to exceed 30 calendar days (but prior to a date that is two Business Days prior to the Termination Date) to allow for the additional solicitation of votes in order to obtain the Company Stockholder Approval. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws.

(c)           Unless the Company’s Board of Directors makes a Change in Recommendation pursuant to Section 6.2(d), neither the Board of Directors of the Company nor any committee thereof shall: (i) withdraw or modify the Company Board Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Board of Directors of the Company or any committee thereof does not support this Agreement or does not believe that this Agreement and the transactions contemplate hereby are in the best interests of the Company’s Stockholders; (ii) fail to reaffirm, without qualification, the Company Board Recommendation, or fail to state publicly, without qualification, this Agreement and the transactions contemplated hereby are in the best interests of the Company’s Stockholders, within five Business Days after the Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Board of Directors of the Company recommends rejection of such tender or exchange offer; (iv) fail to issue, within  10 Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse, or recommend any Acquisition Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as a “Change in Recommendation”).

(d)           Notwithstanding anything to the contrary contained in Section 6.2(c), at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company may effect, or cause the Company to effect, as the case may be, a Change in Recommendation:

(i)           If: (A) after the date of this Agreement, an Acquisition Proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, Acquisition Proposal was not obtained or made as a result of a breach of this Agreement or any “standstill,” confidentiality or similar agreement under which the Company or any of its Subsidiaries has any rights or obligations; (C) at least five Business Days prior to effecting a Change in Recommendation, the Company provides Parent with a written notice specifying the terms and conditions of the offer (including a copy of any draft definitive agreement reflecting the offer), and the identity of the Person making the offer; (D) the Board of Directors of the Company determines in good faith, after obtaining and taking into account the advice of an independent financial advisor and the advice of outside legal counsel, that such offer constitutes, or would reasonably be expected to lead to, a Superior Proposal; (E) the Board of Directors of the Company does not effect, or cause the Company to effect, a Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Board of Directors of the Company has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement and shall not have determined that the Acquisition Proposal no longer constitutes a Superior Proposal or would no longer reasonably be expected to lead to a Superior Proposal if such proposed changes were given effect; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)”); and (H) the Board of Directors of the Company determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, the failure to effect a Change in Recommendation would be reasonably likely to result in a breach of the Board of Directors of the Company’s fiduciary obligations to the Company’s Stockholders under applicable Law (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 6.2(d)(i) shall apply to such revised offer as if it were a new offer hereunder); or

(ii)           If: (A) a material development or change in circumstances occurs or arises after the date of this Agreement that was not known to the Company or if known, the material consequences of which are reasonably foreseeable by such Board of Directors as of the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five Business Days prior to effecting a Change in Recommendation, the Company provides Parent with a written notice specifying the material details of such Intervening Event; (C) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement and shall not have determined that such proposed changes obviate the need for the Board of Directors of the Company to effect, or cause the Company to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the Board of Directors of the Company determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, the failure to effect a Change in Recommendation, in light of such Intervening Event, would be reasonably likely to result in a breach of the Board of Directors of the Company’s fiduciary obligations to the Company’s Stockholders under applicable Law.

(e)           Notwithstanding (i) any Change in Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under Section 6.1, Section 6.2(a) and Section 6.2(b) shall continue in full force and effect. The Company agrees that it shall not submit to the vote of the Company’s Stockholders any Alternative Proposal (whether a Superior Proposal or not) prior to the vote of the Company’s Stockholder’s with respect to the Company Stockholder Approval at the Company Stockholder Meeting unless this Agreement is terminated in accordance with its terms.

6.3          Access to Information; Confidentiality.

(a)           Subject to applicable Law relating to the exchange of information, during the period from the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with Article 8 hereof, the Company shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) provide Parent and its Representatives with reasonable access during normal business hours and with reasonable advance notice and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to the premises and properties of the Company, the Representatives of the Company and its Subsidiaries, personnel and assets, books, records, Tax Returns, work papers, and other documents, and additional financial, operating, and other data and information regarding the Company and its Subsidiaries, in each case as Parent may request and (ii) cause its officers to confer regularly with Parent concerning the status of the Company’s business as Parent may reasonably request.  In addition, the Company shall promptly provide Parent with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s management, including copies of the unaudited monthly consolidated financial statements; (B) all other information provided to directors of the Company in connection with meetings of their Boards of Directors or committees thereof; and (C) any other written reports or other written materials reasonably requested by Parent, provided that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the Company’s business or operations. Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access to any information or documents (i) which it reasonably determines upon advice of counsel that it may not provide to Parent and its Representatives by reason of applicable Law or (ii) except as may be expressly required pursuant to other terms of this Agreement, all copies of minutes or deliberations of the Board of Directors of the Company (or any committee thereof) involving the transactions contemplated hereby (except that the Company shall provide Parent with access to the board resolutions of the Company approving the transactions contemplated hereby). The parties hereto will use their commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the proceeding sentence apply. Until the Effective Time, the information provided will be subject to the terms of the Letter of Intent, and, without limiting the generality of the foregoing, Parent, Merger Sub and Secondary Merger Sub shall not, and shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Merger and the transactions contemplated hereby.

(b)           Prior to the submission of any material applications, filings or other materials with the FDA (including any New Drug Application), the Federal Trade Commission, the Drug Enforcement Agency or any other similar Governmental Entity, in each case, relating to any product of the Company or its Subsidiaries or any product the Company or its Subsidiaries may develop after the date hereof, the Company shall (i) provide drafts of such applications, filings or other materials to Parent reasonably sufficiently in advance of submission and (ii) consider in good faith any comments, concerns and recommendations made, or changes requested, by Parent reasonably promptly in relation thereto prior to such submission.

(c)           Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to deliver to Parent any reports filed by the Company with the SEC for which Parent may obtain a copy through the SEC’s EDGAR filing system.

6.4          Notification of Certain Matters.

(a)           From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with Article 7 hereof, each Party (other than the Stockholder Representative) shall promptly, but in any event no less than one Business Day following any such event, notify the other Parties in writing of:

(i)           the discovery of any event, condition, fact, or circumstance that occurs from the date of the Agreement to the Closing Date that causes or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect;

(ii)           any breach of any covenant or obligation of such Party under this Agreement;

(iii)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely; and

(iv)           (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, and (B) to the Knowledge of such Party, any Action or material claim threatened, commenced, or asserted against or with respect to such Party or any of its Affiliates or the transactions contemplated hereby.

(b)           The Company will promptly notify Parent upon the Company receiving Knowledge of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or (ii) the institution or the written threat of litigation involving the Company, and will keep Parent fully informed of such events.

(c)           No notification given pursuant to this Section 6.4 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of the Parties contained in this Agreement.

6.5          Legal Conditions to Merger; Third Party Consents; Regulatory Filings.

(a)           Each of the Company and Parent shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement and (b) to the extent requested by the other party, to obtain (and to cooperate with the other party to obtain) any consent, authorization, or approval of any third party non-Governmental Entity, including those consents set forth on Section 3.5(a) of the Company Schedule, or any waiver thereof, as may be required to be obtained (i) by the Company under any Company Contract or (ii) by Parent under any material Contract which Parent is a party, in each case, in connection with the Merger and the other transactions contemplated by this Agreement.

(b)           The Parties (other than the Stockholder Representative) shall make all material filings and notices required by any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty, including, without limitation all requisite filings with the SEC, necessary for the consummation of the Merger and the transactions contemplated hereby, and shall promptly submit any additional information requested with such filings and notices that are related to this Agreement and the transactions contemplated hereby.

(c)           Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.6          Takeover Law.  The Company and its Board of Directors shall (i) use commercially reasonable efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company Organizational Documents is or becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company Organizational Documents becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.7          Publicity.           Except with respect to any Change in Recommendation undertaken pursuant to, and in accordance with, Section 6.2, so long as this Agreement is in effect, the Company and Parent shall use commercially reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement, the CVR Agreement, the Voting Agreements or the transactions contemplated hereby and thereby, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including NASDAQ and the AIM) (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the Company or Parent, as the case may be, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, following the public announcement of the Closing, the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

6.8          Employee Matters.

(a)           To the extent permitted by applicable Law, Parent and its Subsidiaries shall recognize the service of employees of the Company and/or its Subsidiaries with the Company prior to the Closing Date as service with Parent and its Subsidiaries for purposes of eligibility for benefits (including, without limitation, vacation accrual) and, if applicable vesting under employee benefit plans, programs or arrangements maintained by Parent or one of its Subsidiaries to the extent made available to such employees following the Closing Date; provided that employees of the Company and/or its Subsidiaries shall only be credited with service with the Company and/or its Subsidiaries to the extent that it would not result in a duplication of benefits. Prior to the Effective Time, the Company shall and shall cause its Subsidiaries to honor, in accordance with their terms, all individual employment, retention, termination, severance, other similar agreements, long term incentive plans, supplemental executive retirement plans, deferral plans and any similar plans with any employee or maintained for the benefit of any employee.

(b)           Prior to the Effective Time, the Company shall and shall cause its Subsidiaries and ERISA Affiliates to maintain and honor, in accordance with their respective terms, all Company Benefit Plans and other individual employment, retention, termination, severance, other similar agreements, long term incentive plans, supplemental executive retirement plans, deferral plans and any similar plans with any employee or maintained for the benefit of any employee.

(c)           Unless otherwise requested in writing by Parent prior to the Effective Time, effective no later than the day before the Closing Date, the Company and each of its ERISA Affiliates and Subsidiaries, as applicable, shall terminate any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “401(a) Plan”) by proper Board action and after the provision of any required employee notification. Before the Closing Date, the Company and each of its ERISA Affiliates, as applicable, shall provide to Parent (i) copies of duly adopted resolutions terminating the 401(a) Plan, and (ii) an executed amendment to the 401(a) Plan and other documentation sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The resolution and amendment shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. At the request of the Parent, the Company and each of its ERISA Affiliates, as applicable, shall terminate any and all other Company Benefit Plans, including without limitation any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately before the Closing Date or thereafter as specified by Parent. To the extent a 401(a) Plan is terminated in accordance with this Section 6.8(c), Parent shall cause the tax-qualified defined contribution plan established or maintained by Parent, if any (“Parent’s Savings Plan”), to accept rollovers (including any promissory notes), provided that such rollovers are “eligible rollover distributions” (as defined in Code Section 402(c)(4) and determined in the Parent’s sole discretion) from continuing Company employees with respect to any account balances distributed to them by the 401(a) Plans. The distribution and rollover described herein shall comply with applicable Laws and each party shall take any actions required of such party under applicable Laws in connection therewith. Each continuing employee shall be immediately eligible to participate in Parent’s Savings Plan as of the Closing Date. Notwithstanding anything herein to the contrary, nothing herein shall require Parent to establish a Parent’s Saving Plan. If, in accordance with this Section 6.8(c), Parent requests in writing that the Company not terminate the 401(a) Plans, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of the 401(a) Plans by Parent, including, but not limited to, adopting such amendments as Parent may deem necessary or advisable in connection with such assumption.

(d)           Nothing in this Section 6.8, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.8.

6.9          Indemnification and Insurance of Directors and Officers.

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, and from and after the Secondary Merger, the Surviving Company to, indemnify, defend and hold harmless (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, including the UK Companies Act) all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law (in the case of Parent, provided it is a qualifying third party indemnity provision under Section 23A of the UK Companies Act) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Parent shall, and shall cause the Surviving Corporation, and from and after the Secondary Merger, the Surviving Company to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the Effective Time, and any indemnification, exculpation or advancement provisions under the Company Organizational Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time for a period of six years from the Effective Time; provided however, that all rights to indemnification and advancement of expenses in respect of any Action or claim made during such period shall continue until the disposition of such Action or claim.

(b)           Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the ”Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a ”Company D&O Policy”), for a period of six years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent shall cause the Surviving Corporation, and from and after the Secondary Merger, the Surviving Company to, maintain in effect, for a period of six years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event shall Parent be required to expend annually more than 225% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section 6.9(b) of the Company Schedule) and, if the cost for such coverage is in excess of such amount, Parent shall be required only to maintain the maximum amount of coverage as is reasonably available for 225% of such annual premium.

(c)           The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. If expenses are advanced to any Person, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(d)           If Parent, the Surviving Corporation (and from and after the Secondary Merger, the Surviving Company) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (and from and after the Secondary Merger, the Surviving Company), as the case may be, shall assume the obligations set forth in this Section 6.9 to the extent permitted by Law.

(e)           The provisions of this Section 6.9 are intended for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives.  The provisions in this Section 6.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, applicable Law or otherwise.

6.10          No Solicitation.

(a)           Subject to the remainder of this Section 6.10, from the Effective Date until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company agrees that it shall not, and that it shall cause its Subsidiaries or any Representative of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, induce, or facilitate or take any other action designed to facilitate the submission of any proposals or offers that constitute or that could reasonably be expected to lead to any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any nonpublic information regarding the Company or any of its Subsidiaries to, or otherwise cooperate with, any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) except as permitted by Section 6.2(d), approve, endorse, or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than an acceptable confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of confidentiality provisions set forth in the Letter of Intent).

(b)           Notwithstanding anything to the contrary contained in Section 6.10(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), (i) the Company has received a bona fide written, unsolicited Acquisition Proposal that did not otherwise result from a breach of this Section 6.10 or any standstill or similar agreement, from a third party and (ii) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, subject to compliance with Section 6.10(c), (A) furnish nonpublic information regarding the Company and its Subsidiaries to the third party making such Acquisition Proposal and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will cause its Representatives not to, disclose any nonpublic information to such third party without entering into an acceptable confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of the confidentiality provisions set forth in the Letter of Intent and (y) will as promptly as reasonably practicable (but in no event later than 24 hours) after it is provided to such third party provide to Parent any nonpublic information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Parent; and provided, further, that the Company will not take any of the actions described in (A) or (B) above unless and until the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take that action would be inconsistent with its fiduciary duties to the Company’s  Stockholders under applicable Law.  The Board of Directors of the Company shall not take any of the actions referred to in clauses (A) and (B) of the preceding sentence unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least one Business Day prior to taking such action.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding two sentences by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 6.10 by the Company.

(c)           During the period from the date hereof to the Closing Date, the Company shall notify Parent promptly (and in no event later than 24 hours) after receipt by the Company or, to the Company’s Knowledge, any Representative of the Company of any Acquisition Proposal, or of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person in connection with an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any Acquisition Proposal, indication or request (including providing Parent with a copy of all material documentation and correspondence with the Person making such Acquisition Proposal relating thereto). The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and promptly (but in no event later than 24 hours) provide Parent with copies of all written correspondence or communications sent or provided to or by the Company and its Representatives in connection with any Acquisition Proposal.

(d)           The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request that any such Person (or its agents and advisors) in possession of confidential information about the Company or its Subsidiaries that was previously furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information.

(e)           During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(f)           Nothing set forth in this Section 6.10 shall prohibit the Company or the Board of Directors of the Company, directly or indirectly through its Representatives, from taking and disclosing to the Company’s Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s Stockholders) if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable law; provided that this Section 6.10(f) shall not be deemed to permit the Board or any committee thereof to make a Change in Recommendation in the Proxy Statement/Prospectus or take any of the actions referred to in Section 6.10(b), except to the extent permitted by Section 6.2(d)(i) or Section 6.2(d)(ii).

6.11          Subsequent Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, and (c) any reports provided to the Board of Directors of the Company or any committee thereof relating to the financial performance of the Company. In addition, the Company shall furnish Parent with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three Business Days following the filing thereof. All information furnished by the Company to Parent pursuant to this Section 6.11 shall be held in confidence to the same extent of Parent’s obligations under the Letter of Intent.

6.12          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Parent’s and the Company’s Subsidiaries shall take all such necessary action as may be reasonably requested by Parent or the Company, as the case may be.

6.13          Stockholder Litigation. The Company shall give Parent the opportunity to participate, but not control, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14          Listing Application. Parent shall promptly prepare and submit to NASDAQ a listing application covering the Parent Depositary Shares deliverable in connection with the Merger and to obtain, prior to the Effective Time, approval for the listing of such Parent Depositary Shares, subject to official notice of issuance. Each of Parent, Merger Sub and Secondary Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable and facilitate the listing of the Parent Depositary Shares on NASDAQ. The Company shall use its reasonable best efforts to cooperate with Parent to enable and facilitate the listing of the Parent Depositary Shares on NASDAQ.

6.15          Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable and facilitate the delisting of the Common Stock from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Common Stock to be delisted from NASDAQ prior to the Effective Time.

6.16          Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as Section 6.9 and Article 10 otherwise provide, (ii) withholding, transfer or other similar Taxes and/or (iii) as otherwise agreed in writing by the parties.

6.17          Rule 16b-3 Approval. Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Common Stock, shares of Preferred Stock, Company Options or Company Warrants in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18          Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub, Secondary Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

6.19          No Control. Notwithstanding anything herein to the contrary, nothing contained in this Agreement is intended to give Parent, Merger Sub or Secondary Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.20          Further Assurances.  Subject to the terms and conditions of this Agreement, each party hereto, at the reasonable request of another party hereto and at the expense of the party so requesting, shall execute and deliver such documents and take such actions as may be necessary or desirable for the purpose of facilitating the consummation of the Transactions.

6.21          Treatment as a Reorganization.

(a)           Parent, the Company, Merger Sub and Secondary Merger Sub intend that the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger and the Secondary Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law.

(b)           Parent, the Company, Merger Sub and Secondary Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a single plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c)           None of Parent, the Company, Merger Sub or Secondary Merger Sub shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger Sub and Secondary Merger Sub shall not, and shall ensure that their Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

6.22          KRN 5500. For a period of no less than nine months following the Closing, Parent shall allow the chief medical officer and the vice president of scientific and regulatory affairs of the Surviving Company to use commercially reasonable efforts to pursue potential third party financing to continue the development of the Company’s KRN 5500 program.  During this period, such parties may spend a reasonable amount of time on this effort, provided however, that in no event shall they spend more than one-third of their time on such effort, and Parent shall maintain the Company’s Intellectual Property related to this program consistent with past practices.

6.23          Secondary Merger.

(a)           Immediately after the Effective Time, the Surviving Corporation shall merge with and into Secondary Merger Sub. From and after the effectiveness of the Secondary Merger, the separate corporate existence of the Surviving Corporation shall cease and Secondary Merger Sub shall continue as the surviving entity in the Secondary Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Secondary Merger shall have the effects set forth in DGCL. Parent and Secondary Merger Sub shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Secondary Merger Sub to consummate the Secondary Merger as set forth in this Section 6.23.

(b)           The directors and officers of the Surviving Corporation immediately prior to the Secondary Merger shall be the initial directors and officers of the Surviving Company, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in a manner provided in the Surviving Company Charter and Surviving Company Bylaws, as the case may be.

6.24          Employee Bonus Pool. Subject to and following the consummation of the Merger, Parent shall set aside an aggregate of $300,000 (the “Employee Bonus Pool”) to establish an employee bonus program to be offered to employees of the Company who become employees of Parent following the Closing. Parent will determine, in consultation with the Company, the structure of such employee bonus program and the allocation of the Employee Bonus Pool, provided that any payments made under the Employee Bonus Pool will be made at the same time, upon the same circumstances, and in a proportional amount, that any payments are made to Stockholders pursuant to the terms of the CVR Agreement, if any. All bonus payments made pursuant to this Section 6.24 shall be subject to the collection of all applicable federal and state income and employment withholding taxes.

6.25          Attorney Client Privilege. Recognizing that K&L Gates LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Common Stock, Preferred Stock and certain of their respective Affiliates prior to date hereof, and that K&L Gates LLP intends to act as legal counsel to certain of the direct and indirect holders of shares of Common Stock and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub, Secondary Merger Sub and the Company hereby waives, on its behalf and agrees to cause its Affiliates, the Surviving Corporation, the Surviving Company and each of their Subsidiaries to waive, any conflicts that may arise in connection with K&L Gates LLP representing the Stockholder Representative or any direct or indirect holders of the shares of Common Stock or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, Secondary Merger Sub, the Company, the Surviving Corporation, the Surviving Company and each of their Subsidiaries or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between direct and indirect holders of shares of Common Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and K&L Gates LLP, on the other hand, relating solely to the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Company, the Surviving Corporation, the Surviving Company or their respective Subsidiaries). Accordingly, and notwithstanding anything in Section 259 of the DGCL or this Agreement to the contrary, the Surviving Corporation, the Surviving Company and each of their Subsidiaries shall not have access to any such communications or to the files of K&L Gates LLP relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation, the Surviving Company and each of their Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation, the Surviving Company or any of their Subsidiaries shall be a holder thereof, (b) to the extent that files of K&L Gates LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation, the Surviving Company and each of their Subsidiaries) shall hold such property rights and (c) K&L Gates LLP shall have not duty whatsoever to reveal or disclose any such attorney-client communications or file to the Surviving Corporation, the Surviving Company or any of their Subsidiaries by reason of any attorney-client relationship between K&L Gates LLP and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Company or any of their Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any agreement in connection therewith) in connection with any third-party litigation.

ARTICLE 7.
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:

(a)           Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval in accordance with the DGCL.

(b)           Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

(c)           Registration Statement and Form F-6. The Registration Statement and Form F-6 shall have each been declared effective by the SEC, and no stop order suspending the effectiveness of each of the Registration Statement and Form F-6 shall have been issued or remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC, the basis for which still exists.

(d)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction, U.S. or non-U.S., or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

(e)           NASDAQ Listing. The Parent Depositary Shares to be delivered pursuant to the Merger and the other transactions contemplated by this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

7.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of the Company contained in Section 3.3(a), (b), (c) and (d) shall be true and correct, subject only to de minimis accuracies (A) as of the date of this Agreement and (B) as of the Closing (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (A) as of the date of this Agreement and (B) as of the Closing Date (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(ii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect). Each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)           Performance of Covenants and Agreements. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)           Resignations.  Each director of the Company and, if requested in writing by Parent not less than three Business Days prior to the Closing Date, of each Subsidiary of the Company, in each case, who is not also an employee of the Company and/or any of its Subsidiaries shall have resigned or been removed in his or her capacity as a director, effective as of, or prior to, the Closing.

(d)           No Material Adverse Effect. Since the date of hereof, there shall not have occurred any Company Material Adverse Effect. Each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(e)           Dissenting Shares. The aggregate number of Dissenting Shares, the holders of which have properly exercised dissenter’s rights pursuant to Section 262 of the DGCL, shall not equal 10.0% or more of the total shares of Common Stock and Preferred Stock, taken as a whole, outstanding as of the record date of the Company Stockholder Meeting.

(f)           FIRPTA Certificate.  The Company shall have delivered to Parent a certificate, signed under penalties of perjury and dated within thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Reg. §§ 1.897-2(h) and 1.1445-2(c)(3) and confirms that Company is not, nor has been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and shall comply with the requirements of Treasury Reg. § 1.897-2(h)(2) and 1.1445-2(c)(3); provided that, if the Company fails or is unable to comply with this Section 7.2(f), the Merger shall nonetheless close and Parent may withhold or cause to be withheld the amount required to be withheld under Section 1445 of the Code as determined by Parent.

(g)           Tax Opinion. Parent shall have received a written opinion from Brown Rudnick LLP, counsel to Parent, dated as of the Closing Date, to the effect that the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes, should qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.  If Brown Rudnick LLP does not render such opinion, this condition may be satisfied if K&L Gates LLP renders such opinion, relying upon such representations.

7.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Parent, Merger Sub and Secondary Merger Sub contained in Section 4.2 shall be true and correct, subject only to de minimis inaccuracies (A) as of the date of this Agreement and (B) as of the Closing (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); and (ii) each of the other representations and warranties of Parent, Merger Sub and Secondary Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent, Merger Sub and Secondary Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct (read for purposes of this Section 7.3(a)(ii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect). The Company shall have received a certificate signed on behalf of Parent by each of the President and Chief Executive Officer and the Finance Director of Parent to the foregoing effect.

(b)           Performance of Covenants and Agreements. Each of Parent, Merger Sub and Secondary Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement (including Parent entering into the CVR Agreement with the Rights Agent) at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by each of the President and Chief Executive Officer and the Finance Director of Parent to such effect.

(c)           No Material Adverse Effect. Since the date of hereof, there shall not have occurred any Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by each of the President and Chief Executive Officer and the Finance Director of Parent to such effect.

(d)           Tax Opinion. The Company shall have received a written opinion from K&L Gates LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes, should qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.  If K&L Gates LLP does not render such opinion, this condition may be satisfied if Brown Rudnick LLP renders such opinion, relying upon such representations.

7.4          Frustration of Closing. None of the Company, Parent, Merger Sub or Secondary Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE 8.
TERMINATION

8.1           Termination.           This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders:

(a)           by the mutual written consent of Parent and the Company;

(b)           by either Parent or the Company upon written notice to the other party if:

(i)           the Closing shall not have occurred on or before November 15, 2015 (other than as a result of a material breach of this Agreement by the party seeking to terminate the Agreement) (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party where (A) a party’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and (B) if the principal reasons for the failure of the Merger to occur on or before such date is caused by the requirements of the SEC and/or NASDAQ remaining to be satisfied and the Company and Parent mutually agree that such requirements are reasonably likely to be satisfied on or before December 31, 2015, then the Termination Date shall be December 31, 2015;

(ii)           if (1) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action is final and non-appealable or (2) a Law is enacted that is in effect at the time of such termination and renders the Merger illegal in the United Kingdom or the United States or any State thereof at the time of such termination; or

(iii)           if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained, provided however, that the terminating party is not in breach of its obligations under Section 6.2; or

(c)           by Parent upon written notice to the Company:

(i)           if there shall have been a material breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(i); or

(ii)           if (A) the Company shall have effected a Change in Recommendation, whether or not permitted by the terms hereof; (B) the Company shall have  failed to include in the Proxy Statement/Prospectus the Company Board Recommendation; (C) the Board shall have approved, endorsed, or recommended any Acquisition Proposal; (D) following the request in writing by Parent, the Board of Directors of the Company shall have failed to reaffirm publicly the Company Board Recommendation within seven Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; or (E) the Company, or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall have breached, in any material respect, the provisions of Section 6.2 or 6.10; or

(iii)           in the event of the occurrence of a Company Material Adverse Effect; or

(d)          by the Company upon written notice to Parent, Merger Sub and Secondary Merger Sub:

(i)           if there shall have been a material breach by Parent, Merger Sub or Secondary Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.3, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if at such time (A) there has occurred a Company Material Adverse Effect, (B) Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(i), or (C) the Company is otherwise in material breach of its obligations hereunder; or

(ii)           if the Company effects a Change in Recommendation to accept an Acquisition Proposal in accordance with Section 6.2, provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available to the Company unless the Company pays or has paid the Break Fee to Parent in accordance with Article 9.

A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors (or a duly authorized committee thereof) of such party.

8.2           Notice of Termination; Effect of Termination.  A party desiring to terminate this Agreement shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force and effect, except (i) each of this Section 8.2, Section 8.3, Article 9, Article 10 and Article 11, shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that is a consequence of an act or failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated as provided in Section 8.1 and the Company pays the Break Fee to Parent in accordance with Article 9, the Company’s payment of the Break Fee shall be the sole and exclusive remedy of Parent, Merger Sub and Secondary Merger Sub or any of its current or former Representatives against the Company or any of its current or former Representatives for, and in no event, shall Parent, Merger Sub or Secondary Merger Sub be entitled to recover any other money damages or seek any other remedy based on a claim in law or in equity, (1) any loss suffered, directly or indirectly as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, or (3) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Break Fee on more than one occasion, whether or not the Break Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.3          Effect of Termination on Letter of Intent.  No termination of this Agreement shall affect the obligations of the parties contained in the Letter of Intent with respect to confidentiality, which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE 9.
BREAK FEE AND EXPENSES

9.1           Expenses. Other than as specifically provided in this Article 9, elsewhere in this Agreement or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

9.2           Break Fee; Expenses Payable to Parent.

(a)           In consideration of the commitment of time and expense by Parent on its due diligence investigation of the Company and its business and of Parent agreeing to commit further time and expense to the preparation of the listing of Parent Depositary Shares, the Company shall pay to Parent the Break Fee in the event that this Agreement is terminated as follows:

(i)             if this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall pay the entire Termination Fee by the second Business Day following such termination;

(ii)            if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent the entire Break Fee upon such termination; or

(iii)           if this Agreement is terminated (A) by Parent pursuant to Section 8.1(c)(i), (B) by the Company or Parent pursuant to Section 8.1(b)(iii) or (C) by the Company or Parent pursuant to Section 8.1(b)(i), and in any such case of (A), (B) or (C) above, an Acquisition Proposal (including a previously communicated Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to receipt of the Company Stockholder Approval, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), and, in each case, within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Transaction, then the Company shall pay to Parent the Break Fee by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction.

(b)           In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(iii), but only to the extent such termination pertains to subsection (b) of the definition of Company Material Adverse Effect set forth herein, the Company shall pay all documented, reasonable costs and expenses up to $525,000 incurred by Parent in connection with this Agreement and the transactions contemplated hereby.

9.3           Payments. All amounts paid pursuant to this Article 9 shall be by wire transfer of immediately available funds to the account of Parent set forth in Section 9.3 of the Parent Schedules (as such schedule may be amended from time to time). Each party hereto agrees that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Article 9 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, then the Company shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE 10.
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

10.1           Survival of Representations and Warranties and Covenants and Agreements. All representations and warranties made by the Company herein shall survive the Effective Time and shall remain in full force and effect until the expiration of the CVR Payment Period. All covenants, obligations and agreements of the Company contained herein to be performed after the Effective Time shall remain in full force and effect until the expiration of the CVR Payment Period or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. It is the express intent of the parties that, if the survival period as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time period set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

10.2           Indemnification.  From and after the Closing, and subject to the limitations in Section 10.7, the Stockholders (the “Indemnifying Party”), severally and not jointly, will indemnify, hold harmless, and defend Parent and its officers, directors, and Affiliates (the “Indemnified Party” or, collectively the “Indemnified Parties”) against any Adverse Consequences (as defined below) which the Indemnified Party may suffer based upon, arising out of, with respect to or by reason of a breach of:

(a)           any misrepresentation or breach of any of the representations or warranties of the Company contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the misrepresentation or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;

provided that the Indemnified Party makes a written claim for indemnification against the Indemnifying Party pursuant to Section 10.3 or 10.4 below, as applicable, during the period set forth in Section 10.1 above.

For purposes of this Article 10, any references to the Indemnifying Party (except provisions relating to an obligation to make or right to receive payments) shall be deemed to refer to the Stockholder Representative, acting on behalf of the Stockholders. For the avoidance of doubt, the Stockholder Representative, in its capacity as such, shall have no liability whatsoever for any claims made pursuant to this Article 10 and is only acting on behalf of the Stockholders.

10.3           Matters Involving Third Parties.

(a)           If any third party notifies the Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article 10, then the Indemnified Party shall within 10 days notify the Stockholder Representative in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)           The Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend against the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party defends against the Third-Party Claim in a reasonably diligent manner. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records reasonably relating to such Third-Party Claim and furnishing, without expense (other than reimbursement by Parent of any actual out-of-pocket expenses of the Indemnifying Party, subject to the terms and conditions set forth in Section 11.1(c) hereof) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)           So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim subject to the Indemnifying Party’s right to direct the defense, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the Indemnified Party receives a full release with respect to such Third-Party Claim, any monetary damages are paid in full by the Indemnifying Party and the settlement, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party.

(d)           In the event the Indemnifying Party does not assume control of the defense of any Third-Party Claim, (i) the Indemnified Party may defend against the Third-Party Claim, and (ii) the Indemnified Party may consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party. In the event the Indemnifying Party does not assume control of the defense of any Third-Party Claim, the Indemnified Party may offset any costs of defending against a Third-Party Claim (including, without limitation, attorney’s fees and expenses) as set forth in Section 10.8.

10.4           Direct Claims.  Any Action by an Indemnified Party on account of Adverse Consequences which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Stockholder Representative reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially adversely prejudiced thereby. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist and reasonably cooperate with the Indemnifying Party’s investigation, including, without limitation, by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records that the Indemnifying Party reasonably believes is necessary to assist them in evaluating and defending any such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party may pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement (including, without limitation, the provisions of Sections 10.6 and 10.8 hereof).

10.5           Adverse Consequences.  For purposes of this Article 10, “Adverse Consequences” means all damages, costs, obligations, liabilities, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that Adverse Consequences shall exclude punitive, incidental, consequential and special damages (except to the extent included in damages paid by or on behalf of the Indemnified Party in respect of any Third Party Claim). The Indemnified Party shall have the burden of proof in establishing the amount of Adverse Consequences suffered by it. For purposes of determining the amount of any Adverse Consequences, such amount shall be reduced by any amounts of any insurance proceeds received or receivable (unless the Indemnified Party’s right to such insurance proceeds is disputed, in which case such reduction shall occur, or amounts shall be refunded to the Indemnifying Party, when such proceeds are received) (collectively, “Insurance Benefits”).  The Indemnified Party agrees to use its reasonable efforts to recover any Adverse Consequences from available insurance policies, and to reimburse the Indemnifying Party with respect to indemnification payments made by the Indemnifying Party which are subsequently recovered by the Indemnified Party from insurance.  In calculating any Adverse Consequences there shall be deducted any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third Person with respect thereto, net of any reasonable, out-of-pocket costs related to obtaining such payment.

10.6           No Other Indemnification Provisions.   Except as otherwise provided in Section 11.8 herein, the foregoing indemnification provisions are the sole and exclusive remedy for any and all claims an Indemnified Party hereto may have from and after the Closing Date with respect to a breach of any representation, warranty, covenant and agreement made by the Company pursuant to this Agreement, and the Indemnified Party will not have any other entitlement, remedy or recourse, whether in contract, tort or otherwise; it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by law.  Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to any statutory, equitable or common law remedy in addition to the foregoing indemnification provisions for any and all claims for or based on willful material misconduct or intentional fraud by the Indemnifying Party.

10.7           Limitation on Indemnification; Mitigation.  Notwithstanding anything to the contrary in this Article 10, an Indemnifying Party (taken as a whole) shall not have any liability pursuant to Section 10.2 with respect to Adverse Consequences unless and until the aggregate amount of Adverse Consequences that would otherwise be payable exceeds $225,000 in the aggregate, whereupon the Indemnifying Party shall be liable for only such portion of the Adverse Consequences exceeding such amount. In no event shall an Indemnifying Party (taken as a whole) have liability pursuant to Section 10.2 in excess of the aggregate amount of unpaid payments otherwise payable by Parent pursuant to the CVR Agreement to the Stockholders from time to time.  Each Person entitled to indemnification under this Article 10 shall be required to take commercially reasonable steps to mitigate such person’s damages.

10.8          Offset.  Any Adverse Consequences payable to Parent pursuant to this Article 10 shall be satisfied solely by an offset against payments otherwise payable by Parent pursuant to the CVR Agreement to the Stockholders, severally and not jointly and on a pro-rata basis.

10.9          Reserved.

10.10        Materiality.  For purposes of this Article 10, any misrepresentation or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

ARTICLE 11.
MISCELLANEOUS

11.1          Stockholder Representative.

(a)           By approving this Agreement and the transactions contemplated hereby or by executing and delivering a letter of transmittal, without further act of any Stockholder, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative, exclusive agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement and any agreement contemplated hereby or thereby and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or any agreement contemplated hereby or thereby, including the exercise of the power to (but in each case solely as the representative of the Stockholders):

(i)           give and receive notices and communications;

(ii)          take all actions necessary to authorize the offset of any payments payable by Parent pursuant to the CVR Agreement to the Stockholders in satisfaction of any amounts owed to Parent pursuant to Article 10;

(iii)           agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article 10;

(iv)           litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article 10;

(v)           execute and deliver all documents necessary or desirable to carry out the intent of this Agreement or any agreement contemplated hereby or thereby;

(vi)           make all elections or decisions contemplated by this Agreement or any agreement contemplated hereby or thereby;

(vii)           engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(viii)           take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the applicable Schedules. After the Effective Time, Parent shall be entitled to deal exclusively with Stockholder Representative on all matters on behalf of the Stockholders relating to this Agreement (including Article 10) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. After the Effective Time, notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. The Stockholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person and such Stockholder’s successors as if expressly confirmed and ratified in writing by such Stockholder. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same and each Stockholder waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholder Representative taken under this Agreement. The provisions of this Section, including the power of attorney granted hereby, and the powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Stockholders or any other Person, or by operation of Law, whether by death, liquidation, bankruptcy, incompetence or other event, and  (ii) shall survive the delivery of an assignment, whether permitted or not, by any Stockholder of the whole or any fraction of his, her or its interest in CVRs.

(b)           The Stockholder Representative may resign at any time. The Stockholder Representative may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders (the “Majority Holders”); provided, however, in no event shall Stockholder Representative be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation, dissolution or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub, Secondary Merger Sub, the Surviving Corporation and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.1(a) above. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of this Agreement.

(c)           From time to time following the Effective Time, and for the purpose of funding any fees and expenses of the Stockholder Representative arising in connection with the administration of the Stockholder Representative’s duties under this Agreement or the CVR Agreement after the Effective Time, the Stockholder Representative shall, upon presentment to Parent of documented proof of such fees and expenses, be  entitled to have such fees and expenses promptly reimbursed by Parent; provided, however, that the aggregate amount of such fees and expenses shall not exceed $600,000 (such amount, and less any disbursements therefrom, the “Stockholder Representative Expense Fund”). The Stockholder Representative Expense Fund shall be offset against any amounts that may be payable pursuant to the terms of the CVR Agreement. In the event that the Stockholder Representative Expense Amount shall be insufficient to satisfy the expenses of the Stockholder Representative, and in the event there are any payments payable under the CVR Agreement, the Stockholder Representative shall be entitled to recover any such expenses from Parent, which amount will be offset against any amounts payable under the CVR Agreement. Any balance of the Stockholder Representative Expense Fund not used for such purposes following the expiration of any rights pursuant to Article 10 herein shall be paid to the Stockholders in accordance with the terms of the CVR Agreement, if any payments are due. For the avoidance of doubt, in no event shall Parent or Surviving Corporation be responsible for any expenses of the Stockholder Representative except from the Stockholder Representative Expense Fund.

(d)           The Stockholder Representative (together with its members, managers, directors, officers, contractors, agents and employees) shall not be liable to Parent, the Stockholders or any other Person for actions taken or omitted in connection with this Agreement, the CVR Agreement or any other agreements contemplated hereby or thereby while acting in good faith, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, willful misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). Parent and the Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties and shall be entitled to resign without any further obligation or responsibility in the event that insufficient funds are available to it to effectively perform its responsibilities and obligations hereunder and under the CVR Agreement and any other agreements contemplated hereby or thereby.

11.2          Notices

.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be delivered in writing and deemed properly delivered, given and received: (a)  if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, at 5:00 p.m., New York City time, on the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, at 5:00 p.m., New York City time, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below:

(a)           if to Parent, Merger Sub or Secondary Merger Sub, to:

Midatech Pharma PLC
65 Innovation Drive
Milton Park, Abingdon
Oxfordshire OX14 4RQ
United Kingdom
Attn:  Nick Robbins-Cherry
Telephone: +44 1235 841 575
Email: nickrc@midatechpharma.com

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP
8 Clifford Street
London W1S 2LQ
United Kingdom
Attn: Tim Matthews
Fax:  020 7851 6100
Telephone: 020 7851 6126
Email: tmatthews@brownrudnick.com

and

Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02110
United States of America
Attn: Sam Williams
Fax:  (617) 289-0440
Telephone: (617) 856-8200
Email: swilliams@brownrudnick.com

(b)           if to the Company, to:

DARA BioSciences, Inc.
8601 Six Forks Road
Suite 160
Raleigh, North Carolina 27615
United States of America
Attn:  Christopher Clement
Fax:   (919) 861-0239
Telephone: (919) 861-0198
Email: CClement@darabiosciences.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
Hearst Tower
47th Floor
214 North Tryon Street
Charlotte, North Carolina 28202
United States of America
Attn: Mark R. Busch
Fax:  (704) 353-3140
Telephone: (704) 331-7440
Email: mark.busch@klgates.com

(c)           if to the Stockholder Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, Colorado 80202
United States of America
Attn:  Managing Director
Fax:   (303) 623-0294
Telephone: (303) 648-4085
Email: deals@srsacquiom.com

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

11.3          Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

11.4          Schedules.  All capitalized terms not defined in the applicable Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Schedule. The disclosure of any matter in any section of a party’s Schedule shall be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

11.5          Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the CVR Agreement, the Voting Agreements, the  Parent Schedule and the Company Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) the third party beneficiaries contemplated by Section 6.9 and Article 10, (ii) the right of the Company, on behalf of its Stockholders, to pursue damages (including damages for the loss of economic benefits) on their behalf in the event of Parent’s, Merger Sub’s or Secondary Merger Sub’s breach of this Agreement, and (iii) from and after the Effective Time, the right of the holders of Common Stock, Preferred Stock, Warrants and Company Stock Options to receive the applicable consideration to be paid hereunder as set forth in Article 2, nothing in this Agreement shall confer upon any other Person any rights or remedies hereunder.

11.6          Amendment.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub and Secondary Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ or AIM require further approval of the Stockholders of the Company or the stockholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the Stockholders of the Company or the stockholders of Parent, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

11.7          Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

11.8          Remedies; Specific Performance

.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s Stockholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 9.11 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity. Parent acknowledges and agrees that neither the Company nor any Stockholder has made any representation or warranty, expressed or implied, as to the Company or any Company Subsidiary or as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Parent and its representatives, except as expressly set forth in this Agreement, and neither the Company nor any Stockholder shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of or reliance on, any such information or any information, documents or material made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

11.9          Assignment.  No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the jurisdictions of its incorporation.

11.11          Service of Process; Consent to Jurisdiction.

(a)           SERVICE OF PROCESS.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY’S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER DELAWARE LAW. PARENT DESIGNATES AND APPOINTS SECONDARY MERGER SUB AND ITS REGISTERED AGENT IN THE STATE OF DELAWARE AND SUCH PERSON’S SUCCESSORS AND ASSIGNS AS ITS LAWFUL AGENT IN THE UNITED STATES OF AMERICA UPON WHICH MAY BE SERVED, AND WHICH MAY ACCEPT AND ACKNOWLEDGE, FOR AND ON BEHALF OF SUCH PARTY ALL PROCESS IN ANY ACTION, SUIT OR PROCEEDINGS THAT MAY BE BROUGHT AGAINST SUCH PARTY IN ANY OF THE COURTS REFERRED TO IN THIS SECTION 11.11, AND AGREES THAT SUCH SERVICE OF PROCESS, OR THE ACCEPTANCE OR ACKNOWLEDGMENT THEREOF BY SAID AGENT, SHALL BE VALID, EFFECTIVE AND BINDING IN EVERY RESPECT.

(b)           CONSENT AND JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT; AND (IV) AGREES THAT IT WILL NOT BRING ANY ACTION ARISING OUT OF THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE.

11.12          WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY, MERGER SUB AND SECONDARY MERGER SUB HEREBY IRREVOCABLY WAIVES FOR ITSELF, AND ITS RESPECTIVE AFFILIATES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * * *

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the day and year first written above.

MIDATECH PHARMA PLC

By:	/s/ Jim Phillips
Name:	Dr. J N Phillips
Title:	CEO

MERLIN ACQUISITION SUB, INC.

By:	/s/ Jim Phillips
Name:	Dr. J N Phillips
Title:	CEO

DUKE ACQUISITION SUB, INC.

By:	/s/ Jim Phillips
Name:	Dr. J N Phillips
Title:	CEO

DARA BIOSCIENCES, INC.

By:	/s/ Christopher Clement
Name:	Christopher Clement
Title:	President and CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ W. Paul Koenig
Name:	W. Paul Koenig
Title:	Managing Director

Signature Page to Agreement and Plan of Merger